Exhibit 2.3

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
WHITING OIL AND GAS CORPORATION
AS SELLER,
AND
QEP FIELD SERVICES, LLC
AS BUYER

NOVEMBER 21, 2016
BELFIELD WATER FACILITIES AND ASSOCIATED ASSETS
BILLINGS, DUNN AND STARK COUNTIES, NORTH DAKOTA

Page

ARTICLE 1	DEFINITIONS AND REFERENCES	1
1.1	Certain Defined Terms	1
1.2	References, Titles and Construction	11
ARTICLE 2	PURCHASE AND SALE	13
2.1	Purchase and Sale	13
2.2	The Assets	13
2.3	Excluded Assets	14
2.4	Assumed Non-Environmental Liabilities	16
2.5	Retained Non-Environmental Liabilities	16
2.6	Effective Time	16
2.7	1031 Exchange	17
ARTICLE 3	PURCHASE PRICE	17
3.1	Purchase Price	17
3.2	Deposit	17
3.3	Adjustments to Base Price	17
3.4	Closing Date Payment	18
ARTICLE 4	BUYER’S INSPECTION	19
4.1	Access to the Records and Personnel	19
4.2	Disclaimer	20
4.3	Physical Access to the Assets	20
ARTICLE 5	ENVIRONMENTAL MATTERS	21
5.1	Buyer’s Acknowledgment Concerning Possible Contamination of the Assets	21
5.2	Assumed Environmental Liabilities	22
5.3	Retained Environmental Liabilities	22
ARTICLE 6	SELLERS’ REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CORPORATE MATTERS	22
6.1	Corporate Representations.	23
6.2	Authorization and Enforceability	23
6.3	Liability for Brokers’ Fees	24
6.4	Legal Actions	24
6.5	Orders	24

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(continued)
Page

6.6	Tax Matters	24
6.7	Bankruptcy	24
ARTICLE 7	SELLERS’ REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ASSETS	24
7.1	Sole Operator	24
7.2	Transfer Requirements	24
7.3	Compliance with Laws	24
7.4	Material Agreements	25
7.5	Title to Personal Property; Condition	26
7.6	Governmental Permits	26
7.7	Environmental Matters	27
7.8	Taxes	28
7.9	Legal Actions	29
7.10	Storage Tanks	29
ARTICLE 8	BUYER’S REPRESENTATIONS AND WARRANTIES	29
8.1	Corporate Representations.	29
8.2	Authorization and Enforceability	30
8.3	Liability for Brokers’ Fees	30
8.4	Legal Actions	30
8.5	Financial Resources; Solvency	30
8.6	ACKNOWLEDGEMENT	30
ARTICLE 9	PRE-CLOSING COVENANTS AND AGREEMENTS	31
9.1	Operations Prior to Closing	31
9.2	Restriction on Operations	31
9.3	Notification of Claims	32
9.4	Assigned Permits	32
9.5	Consents	32
9.6	Replacement Bonds and Instruments	32
9.7	Confidentiality	33
9.8	Cure Period for Breach	33
9.9	Notice of Breach	33
9.10	Regulatory Matters	33

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(continued)
Page

9.11	Cooperation with Respect to Financial Statements	34
9.12	Casualty and Condemnation.	34
ARTICLE 10	TAX MATTERS	36
10.1	Transfer Taxes	36
10.2	Ad Valorem Taxes	37
10.3	Cooperation on Tax Matters	37
ARTICLE 11	CONDITIONS PRECEDENT TO CLOSING	37
11.1	Sellers’ Conditions Precedent	37
11.2	Buyer’s Conditions Precedent	38
11.3	No Other Conditions	39
ARTICLE 12	RIGHT OF TERMINATION	40
12.1	Termination	40
12.2	Effect of Termination	40
12.3	Remedies	40
ARTICLE 13	CLOSING	41
13.1	Date of Closing	41
13.2	Closing Obligations	42
ARTICLE 14	POST-CLOSING COVENANTS AND AGREEMENTS	43
14.1	Post-Closing Adjustments.	43
14.2	Records	44
14.3	Possession/Operations After Closing	45
14.4	Further Assurances	45
14.5	Payment of Certain Expenses Due and Payable After the Closing Date	45
14.6	Proceeds and Invoices for Property Costs Received After the Final Settlement Date	45
14.7	Post-Closing Confidentiality	46
ARTICLE 15	INDEMNIFICATION	46
15.1	Survival	46
15.2	Sellers’ Indemnification of Buyer	47
15.3	Buyer’s Indemnification of Sellers	47
15.4	Indemnification Limitations	48
15.5	Procedure	50

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(continued)
Page

15.6	No Insurance; Subrogation	51
15.7	Reservation as to Non-Parties	52
15.8	Express Negligence	52
15.9	Characterization of Certain Payments	52
15.10	Exclusive Remedies	52
ARTICLE 16	MISCELLANEOUS	52
16.1	Expenses	52
16.2	Notices	52
16.3	Amendments/Waiver	53
16.4	Assignment	53
16.5	Press Releases and Public Announcements	53
16.6	Counterparts/Fax Signatures	54
16.7	Governing Law/Venue	54
16.8	Entire Agreement	55
16.9	Knowledge	55
16.10	Binding Effect	55
16.11	No Third-Party Beneficiaries	55
16.12	Specific Performance	55

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EXHIBIT AND SCHEDULE LIST

EXHIBITS:

EXHIBIT A	Form of Assignment, Assumption, Bill of Sale and Conveyance
EXHIBIT B	Form of Water Gathering Agreement
EXHIBIT C	Form of Parent Guaranty
EXHIBIT D	Form of Assignment Rights of Way

SCHEDULES:

Schedule 2.2(a)	Water Gathering System
Schedule 2.2(d)	Easements
Schedule 2.2(e)	Assigned Contracts
Schedule 2.2(f)	Assigned Permits
Schedule 2.2(g)	Transferred Inactive Pipelines
Schedule 2.3(g)	Excluded Real Property
Schedule 9.2(e)	Conduct Regarding Permits
Schedule 9.6	Instruments
Schedule 16.9	Persons with Knowledge

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), dated November 21, 2016 (the “Execution Date”), is entered into by and between Whiting Oil and Gas Corporation, a Delaware corporation with an address of 1700 Broadway, Suite 2300, Denver, Colorado 80290 (“Seller”), and QEP Field Services, LLC (doing business as Tesoro Logistics Rockies LLC), a Delaware limited liability company with an address of 19100 Ridgewood Parkway, San Antonio, Texas 78259 (“Buyer”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”
RECITALS

A.
Seller owns a 100% interest in certain water gathering facilities located in Billings, Dunn and Stark Counties, North Dakota, and desires to sell its entire interest in such Assets (as hereinafter defined) as set forth herein.

B.
Buyer has conducted an independent investigation of the nature and extent of the Assets and desires to purchase Seller’s interest in the Assets pursuant to the terms of this Agreement. The transactions contemplated by this Agreement may be referred to as the “Transactions.”

C.
Concurrent with the execution and delivery of this Agreement, Tesoro Logistics LP, a Delaware limited partnership and direct or indirect owner of 100% of the outstanding equity of Buyer, has duly executed and delivered that certain Parent Guaranty of even date herewith for the benefit of Seller the form of which is attached hereto as Exhibit C.

AGREEMENT
In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
DEFINITIONS AND REFERENCES
1.1    Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the sections or subsections referenced to below:
“Actual Casualty Loss” has the meaning assigned to such term in Section 9.12(d).
“Ad Valorem Taxes” means all Taxes imposed on a periodic basis and calculated by reference to the value of the Assets, including real and personal property Taxes, motor vehicle-related Taxes, and substitutes therefor, but excluding Transfer Taxes.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms

“controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning assigned to such term in the first paragraph hereof.
“Ancillary Agreements” means the Transition Services Agreement and the Water Gathering Agreement.
“Assets” has the meaning assigned to such term in Section 2.2.
“Assigned Contracts” has the meaning assigned to such term in Section 2.2(d).
“Assigned Permits” has the meaning assigned to such term in Section 2.2(f).
“Assumed Environmental Liabilities” has the meaning assigned to such term in Section 5.2.
“Assumed Liabilities” means the Assumed Environmental Liabilities and the Assumed Non-Environmental Liabilities.
“Assumed Non-Environmental Liabilities” has the meaning assigned to such term in Section 2.4.
“Base Price” has the meaning assigned to such term in Section 3.1.
“Belfield PSA” means that certain Purchase and Sale Agreement, dated as of even date herewith, by and among Seller, WBI Energy Midstream, LLC and Buyer.
“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks located in the State of North Dakota are authorized or are obligated to close.
“Buyer” has the meaning assigned to such term in the first paragraph hereof.
“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 8.1(a) and (b) (Corporate Representations), Section 8.2 (Authorization and Enforceability), and Section 8.3 (Liability for Brokers’ Fees).
“Buyer Indemnified Party” has the meaning assigned to such term in Section 15.2.
“Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.
“Casualty Event” has the meaning assigned to such term in Section 9.12(a).
“Casualty Loss” has the meaning assigned to such term in Section 9.12(b).
“Casualty Loss Negotiation Period” has the meaning assigned to such term in Section 9.12(c)(i).

“Claim” means any written claim, demand, complaint, notice of violation or any other assertion of a Liability, or for specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid.
“Claim Notice” has the meaning assigned to such term in Section 15.5(b).
“Closing” has the meaning assigned to such term in Section 13.1(a).
“Closing Date” has the meaning assigned to such term in Section 13.1(a).
“Closing Date Payment” has the meaning assigned to such term in Section 3.4.
“Code” has the meaning assigned to such term in Section 2.7.
“Confidentiality Agreement” has the meaning assigned to such term in Section 9.7(a).
“Contracts” means any and all contracts and agreements (excluding Easements and Permits), including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes, guaranty, indemnity, covenant and other instruments as the same have been amended or supplemented.
“Conveyances” means any document, agreement or instrument executed by Seller to transfer and assign title to or rights in the Assets to Buyer contemplated pursuant to Section 13.2(a) and 13.2(b).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.
“De Minimis Amount” has the meaning assigned to such term in Section 15.4(a)(i).
“Deductible Amount” has the meaning assigned to such term in Section 15.4(a)(ii).
“Deposit” has the meaning assigned to such term in Section 3.2.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the entry into this Agreement setting forth certain disclosures pursuant to and certain exceptions to the representations and warranties of Seller contained in Article 6 and Article 7.
“Disposal Wells” has the meaning assigned to such term in Section 2.2(b).
“DOJ” has the meaning assigned to such term in Section 9.10.
“Easements” means easements, land-use and water crossing licenses that are in the nature of easements (rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases (other than real property leases), franchises, and similar agreements (excluding Permits)

granting the right to use real property for pipelines, utilities or other facilities or services necessary for the ownership, operation or use of the Water Facilities or the performance of the Assigned Contracts.
“Effective Time” has the meaning assigned to such term in Section 2.6.
“Environmental Inspection” has the meaning assigned to such term in Section 4.3(a).
“Environmental Law” means any Laws, or other legally enforceable requirements (including common law) issued by any Governmental Authority pertaining to, regulating or imposing liability or standards of conduct concerning pollution, protection of the environment, pipeline safety, process safety, natural resource damages, conservation of resources and waterways, wildlife, waste management, or the discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching, handling or disposal of any toxic or hazardous substance, waste or material (including asbestos, polychlorinated biphenyls, hydrocarbons and its fractions or derivatives thereof), or NORM (which is stored or disposed of) and all rules or regulations implementing the foregoing that are applicable to the ownership, operation, use or maintenance of the Assets or performance of the Assigned Contracts including, to the extent applicable, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous and the Solid Waste Amendments Act of 1984, the Oil Pollution Act of 1990, and any state equivalent laws and all similar Laws (including state law equivalents) of any Governmental Authority having jurisdiction over the property in question.
“Environmental Liabilities” means any and all Liabilities, costs (including costs of Remediation), assessments, liens, penalties, fines, prejudgment and post-judgment interest, and attorney’s fees incurred or imposed (a) pursuant to any Order from a Governmental Authority arising out of or in connection with any Environmental Law or (b) pursuant to any Claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources or remedial work to the extent arising out of a Release or migration of Hazardous Materials.
“Environmental Orders” has the meaning assigned to such term in Section 7.7(b).
“Environmental Permits” has the meaning assigned to such term in Section 7.7(a).
“Equipment” has the meaning assigned to such term in Section 2.2(c).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.
“Estimated Casualty Loss” has the meaning assigned to such term in Section 9.12(b).
“Excluded Assets” has the meaning assigned to such term in Section 2.3.

“Execution Date” has the meaning assigned to such term in the first paragraph hereof.
“Final Purchase Price” has the meaning assigned to such term in Section 14.1(a).
“Final Settlement Date” has the meaning assigned to such term in Section 14.1(a).
“Final Settlement Statement” has the meaning assigned to such term in Section 14.1(a).
“Final Settlement Statement Review Period” has the meaning assigned to such term in Section 14.1(a).
“Fraud” means any knowing and intentional misrepresentation of material facts with such misrepresentation or concealment being made with the intent to defraud but shall not include negligent misrepresentation.
“FIRPTA Certificate” has the meaning assigned to such term in Section 13.2(e).
“FTC” has the meaning assigned to such term in Section 9.10.
“Funds Flow Statement” means the flow of funds statement, dated the Closing Date and executed by Buyer and Seller, which sets forth the calculation of the Closing Date Payment and the amount paid to, and wiring instructions for, Seller.
“Governmental Authority” means any national, state, county, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory or administrative body or other division or instrumentality thereof or arbitral tribunal having governmental or quasi-governmental powers and any self-regulatory organization, such as a securities exchange.
“Hazardous Material” means any substance that is listed, identified or otherwise designated as hazardous or toxic under, or is regulated (or the cleanup of which can be required) under, any Environmental Law, and, in addition, any substance which requires special handling, storage or disposal procedures to avoid a Release or whose use, handling, storage or disposal is in any way regulated, in either case under any Environmental Law. Without limiting the generality of the foregoing, Hazardous Material shall include (i) “hazardous wastes,” “solid wastes” (excluding office, household or similar solid wastes), “hazardous substances,” “toxic substances,” “pollutants,” or “contaminants” or other similar identified designations in any Environmental Law; and (ii) petroleum, crude oil, refined petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state.
“HSR Act” has the meaning assigned to such term in Section 9.10.
“Indebtedness” means, without duplication, with respect to the Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts, fees, and penalties on, and any other payment obligations relating to the Assets existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money and (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, including any guarantees or other commitments or obligations by which Seller assures a creditor against loss.
“Indemnified Party,” “Indemnifying Party” and “Indemnifying Parties” have the meanings assigned to such terms in Section 15.5(b).
“Information” has the meaning assigned to such term in Section 9.7(a).
“Instruments” has the meaning assigned to such term in Section 9.6.
“Interim Period” means the period from the date of execution of this Agreement through the Closing Date or termination of this Agreement, as applicable.
“IT Equipment” means any computers, wiring, servers, printers, computer hardware, wired or mobile telephones, on-site process control and automation systems, telecommunication assets, and other information technology-related equipment used or held for use Primarily in the ownership, operation or use of the Water Facilities or the servicing of the obligations under the Assigned Contracts.
“Knowledge” has the meaning assigned to such term in Section 16.9.
“Laws” means any and all applicable constitutions, treaties, laws, statutes, codes, principles of common law, rules, municipal by-law, ordinances, regulations, rules, rulings, Orders, restrictions, requirements, or other official acts of or by any Governmental Authority.
“Legal Action” means any action, lawsuit, claim, proceeding, administrative enforcement proceeding, charge, hearing, complaint or condemnation and, to the Knowledge of the relevant Person, any investigation, in each case by or before any Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.
“Liability” means any debt, liability, obligation, duty, covenant or responsibility of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, asserted or unasserted, vested or unvested, matured or unmatured, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of any Person and including all costs and expenses relating thereto.
“Lien” means any of the following: mortgage, deed of trust, lien (statutory or other), other security agreement, arrangement or interest, servitude, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, pre‑emptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, or any Preferential Right, equity, claim (including any adverse claim to title) or right of or obligation to any other Person of whatever kind and character.
“Like-Kind Exchange” has the meaning assigned to such term in Section 2.7.

“Losses” means any and all, direct or indirect, judgments, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expense of operating the Assets) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any reasonable attorneys’ fees, legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing.
“Material Adverse Effect” means any effect, event, fact, circumstance or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the ownership, operation, use or value of the Assets, as operated as of the Execution Date or the Closing Date, as applicable, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (either alone or in combination) general changes in industry or economic conditions in the United States, changes resulting from a change in commodity prices, changes in Laws or in regulatory policies, changes or conditions resulting from civil unrest or terrorism other than such acts that are specifically directed towards the Assets, acts of God or natural disasters that do not affect the condition of the Assets or the ability to operate the Facilities, changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or changes or conditions that are cured or eliminated by Closing.
“Material Agreements” has the meaning assigned to such term in Section 7.4(a).
“Neutral Auditor” means an accounting firm selected jointly by Seller and Buyer that does not have a significant business relationship with any of the Parties.
“NORM” has the meaning assigned to such term in Section 5.1.
“Off-Site Environmental Liabilities” means all Environmental Liabilities to the extent related to, arising out of, resulting from, or occurring during Seller’s shipment, transfer or disposal to or storage at off-site disposal sites (and any Release from the foregoing) of Hazardous Materials generated as a result of or in connection with the ownership, operation or use of the Assets prior to the Effective Time.
“Order” means any order, directive, judgment, decree (including consent decrees), decision, ruling, requirement, award, writ, assessment, injunction or other award of or determination or finding by, before or under the supervision of any Governmental Authority.
“Party” and “Parties” have the meanings assigned to such terms in the first paragraph hereof.
“Permits” means any license, permit, variance, certification, certificate, registration, approval or authorization issued or granted by any Governmental Authority, together with any renewals, extensions or modifications thereof and additions thereto or applications therefor.
“Permitted Encumbrances” means:

(a)    all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and under all Laws;
(b)    such defects or irregularities in the title to the Assets which, individually or in the aggregate, do not materially detract from the value of the Assets as currently used or materially interfere with the ownership, current operation or use of the Assets or performance of the Assigned Contracts;
(c)    Liens for Taxes or Tax assessments not yet due and payable, or Taxes that are being contested in good faith in the normal course of Seller’s business and such Liens will be promptly paid or released by Seller when all amounts are finally determined to be owed that are the subject of such contest;
(d)    all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign Governmental Authorities, in connection with the conveyance of the applicable Asset;
(e)    easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, deed or use restrictions or covenants and other rights, on, over or in respect of any of the Assets or any restriction on access thereto which individually or in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets;
(f)    materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business incidental to operation of the Assets but only to the extent such Liens (i) have not been filed pursuant to Laws and the time for filing such Liens has expired, (ii) if filed, have not yet become due and payable or payment is being withheld as provided by Laws, and such Liens will be paid or released by Seller prior to Closing, or (iii) if filed, such Liens are being contested in good faith by appropriate action and such Liens will be promptly paid or released by Seller when all amounts are finally determined to be owed that are the subject of such contest;
(g)    consents to assignment affecting an Asset that are listed on Section 7.2 of the Disclosure Schedule;
(h)    local, state and federal Laws including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Assets; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or performance of the Assigned Contracts;
(i)    Liens securing repayment of Indebtedness that will be and are fully released at Closing;
(j)    Liens filed by Seller with respect to the Assets that will be and are fully released at Closing; and

(k)    any Lien or title imperfection with respect to the Assets created by or resulting from any act or omission of Buyer.
“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.
“Post-Closing Straddle Period” has the meaning assigned to such term in Section 10.2.
“Pre-Closing Straddle Period” has the meaning assigned to such term in Section 10.2.
“Preferential Right” means any right of first refusal, right of first offer or buy-sell, option, preferential right to purchase or other similar right in favor of any Person.
“Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.3(a).
“Primarily” means that an asset is currently, or during the past six months has been, used or held for use for more than 50% of the time in the operations of a specified business.
“Property Costs” means all costs and expenses of every kind attributable to the Water Facilities incurred in the ordinary course of business, including, without limitation, capital expenses, operating expenses, facilities and plant expenses, joint interest billings, insurance costs, accounts payable, deposits, and prepaid expenses.
“Purchase Price” has the meaning assigned to such term in Section 3.1.
“QI” has the meaning assigned to such term in Section 2.7.
“Real Property” has the meaning assigned to such term in Section 2.2(b).
“Records” has the meaning assigned to such term in Section 2.2(h).
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, migration, emitting, escaping or other release into the indoor or outdoor environment, or into or out of any property.
“Remediate,” “Remediation” or “Remediation Activities” means testing, investigation, assessment, study, design, monitoring, cleanup, treatment, removal, response, remediation, reporting or other similar activities in each case undertaken pursuant to Environmental Laws to address any Environmental condition or any Release at, on, under, above or from the Assets, including any such temporary, interim, emergency or permanent activities involving investigation, study, design, assessment, testing, monitoring, containment, removal, disposal, closure, passive remediation, natural attenuation or bioremediation, the installation and operation of remediation systems.
“Retained Environmental Liabilities” has the meaning assigned to such term in Section 5.3.

“Retained Non-Environmental Liabilities” has the meaning assigned to such term in Section 2.5.
“Robinson Lake PSA” means that certain Purchase and Sale Agreement, dated as of even date herewith, by and among Seller, GBK Investments, L.L.C. and Buyer.
“Section 1031 Assets” has the meaning assigned to such term in Section 2.7.
“Seller” has the meaning assigned to such term in the first paragraph hereof.
“Seller Fundamental Representations” means, collectively, the representations and warranties set forth in Section 6.1(a) and (b) (Corporate Representations), Section 6.2 (Authorization and Enforceability), Section 6.3 (Liability for Brokers’ Fees), and Section 7.1 (Sole Operator).
“Seller Indemnified Party” has the meaning assigned to such term in Section 15.3.
“Seller Indemnity Cap” has the meaning assigned to such term in Section 15.4(a)(iii).
“Straddle Period” means any taxable period that begins prior to the Closing Date and ends on or after the Closing Date.
“Tax” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges of any kind whatsoever in the nature of a tax and (b) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (a).
“Tax Return” means any return, report, or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities that includes Seller or any of its Affiliates.
“Taxing Authority” means any Governmental Authority responsible for the administration, collection, or imposition of any Tax.
“Third Party” means a Person, including any Governmental Authority, that is not (i) Seller or an Affiliate of Seller, (ii) Buyer or an Affiliate of Buyer or (iii) a Person that after the signing of this Agreement becomes a successor entity of Seller, Buyer or any of their respective Affiliates.
“Third Party Claim” has the meaning assigned to such term in Section 15.5(c).
“Third Party Consents” has the meaning assigned to such term in Section 9.5.
“Third Party Estimate” has the meaning assigned to such term in Section 9.12(c)(ii).

“Transaction Certificates” means the FIRPTA Certificate, the certificate of Seller contemplated by Section 11.2(c) and the certificate of Buyer contemplated by Section 11.1(c).
“Transaction Documents” means the agreements, documents, instruments and certificates executed and delivered by the Parties at the Closing pursuant to Section 13.2, but excluding the Ancillary Agreements.
“Transactions” has the meaning assigned to such term in the Recitals.
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein.
“Transfer Taxes” means all transfer, documentary, sales, excise, including motor vehicle excise tax, recording, real estate transfer, use, stamp, registration, value added, gross receipts, privilege, and other similar Taxes levied by a Taxing Authority with respect to the Transactions and includes any penalties and interest assessed with respect to all such Taxes.
“Transferred Inactive Pipeline” has the meaning assigned to such term in Section 2.2(g).
“Transition Services Agreement” means that certain Transition Services Agreement by and between Seller and Buyer executed simultaneously with the closing of the transactions pursuant to the Belfield PSA.
“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code by the U.S. Department of Treasury, as those regulations may be amended from time to time.
“Water Facilities” has the meaning assigned to such term in Section 2.2(b).
“Water Gathering Agreement” has the meaning assigned to such term in Section 13.2(i).
“Water Gathering System” has the meaning assigned to such term in Section 2.2(a).
1.2    References, Titles and Construction. All references in this Agreement to articles, sections or subsections refer to the corresponding articles, sections or subsections of this Agreement unless expressly provided otherwise.
(a)    The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.
(b)    The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section unless expressly provided otherwise.

(c)    Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender. If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb).
(d)    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
(e)    Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.
(f)    A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns.
(g)    Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
(h)    The words “shall” and “will” are used interchangeably and have the same meaning.
(i)    The word “includes” and its derivatives shall mean “includes, but is not limited to” and corresponding derivative expressions. In addition, the word “or” will have the inclusive meaning represented by the phrase “and/or” unless the context requires otherwise.
(j)    No consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in drafting this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, are not applicable to the construction or interpretation of this Agreement.
(k)    All references herein to “$” or “dollars” shall refer to U.S. Dollars and any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds.
(l)    The term “cost” includes expense and the term “expense” includes cost.

(m)    Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.
(n)    Whenever this Agreement refers to days, such reference will mean calendar days unless Business Days are specified.
(o)    A reference to a writing includes a portable document format (“.pdf”) or similar transmission of it and any means of reproducing its words in a tangible and permanently visible form.
(p)    Each Exhibit and Schedule attached to this Agreement is incorporated herein by reference for all purposes, and references to this Agreement shall include all Exhibits and Schedules unless the context requires otherwise. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the Assets, all pursuant to the terms of this Agreement.
2.2    The Assets. As used herein, the term “Assets” refers to all of Seller’s right, title and interest in and to the following at the Effective Time, other than the Excluded Assets:
(a)    The water gathering pipelines metering equipment installed at the well sites, valves and all other equipment located downstream of the Receipt Points (as defined in the Water Gathering Agreement) or receipt points, as applicable, and extending to the Gatherer Disposal Facilities or Third Party Disposal Facilities, as applicable (as such terms are defined in the Water Gathering Agreement), as set forth on Schedule 2.2(a) (the “Water Gathering System”);
(b)    The Mann 33-18 disposal well located in Section 18, Township 140 North, Range 98 West, Stark County North Dakota, and the Roxanne 21-16 disposal well located in Section 16, Township 140 North, Range 100 West, Stark County, North Dakota (the “Disposal Wells” or “Real Property”, and together with the Water Gathering System, the “Water Facilities”);
(c)    All other tangible personal property, improvements, fixtures and other appurtenances (whether or not currently in use) used or held for use Primarily in connection with the ownership, operation or use of the Water Facilities or the Transferred Inactive Pipeline, wherever located (the “Equipment”), including gathering lines, tanks, machinery, equipment, return lines, regulators, meters, measurement telemetry, appliances, pipes, valves, fittings, spare parts, inventory and material of any nature or kind whatsoever, including tangible assets that are in offsite repair, maintenance or storage facilities or in transit to or from the Water Facilities as of the Effective Time. Equipment includes (i) storage and other tanks, meters, pumps, pump stations, controls, engines, compressors, pipes, fittings, valves, connections, regulators, (ii) applicable IT Equipment, (iii) tools, and (iv) furniture and furnishings;
(d)    All Easements, including those that are listed on Schedule 2.2(d);
(e)    To the extent assignable, all Contracts related to the ownership, operation or use of the Water Facilities which are set forth on Schedule 2.2(e) but only to the extent such Contracts are for goods or services to be received or delivered after the Effective Time or are otherwise performable on or after the Effective Time (the “Assigned Contracts”);
(f)    All Permits issued to Seller, to the extent transferable, and in each case used in connection with the ownership, operation or use of the Water Facilities or the performance of the obligations under the Assigned Contracts (the “Assigned Permits”) including the Permits listed on Schedule 2.2(f);
(g)    The one (1) inactive water pipeline segment described on Schedule 2.2(g) (the “Transferred Inactive Pipeline”); and
(h)    All files, records, data, correspondence, drawings, papers, plans, books of account, manuals and other documents and other records (including electronically stored information, to the extent reasonably practicable) relating to the items described in (a) through (g), above or otherwise related to the ownership, operation or use of the Assets or performance of the Assigned Contracts (“Records”), including all Taxes (excluding income Taxes), accounting, operation, technical, environmental and safety records, which, to the extent available, shall be in an electronic format; provided, however, Buyer acknowledges that Seller may retain the Records in electronic format and may provide Buyer copies (imaged or electronic media, hardcopy media or any combination thereof) of such Records rather than originals. “Records” shall not include any e-mails or other electronic communications, including e-mails or other electronic communications containing references to the Assets, unless such e-mails or other electronic communications were printed and retained by Seller in the ordinary course of business.
2.3    Excluded Assets. The Assets do not include, and Seller does hereby expressly except and exclude herefrom and reserves to itself, each of the following assets at the Effective Time (the “Excluded Assets”):
(a)    all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the ownership or operation of the Assets prior to the Effective Time (including any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mis-payments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time, specifically including Seller’s rights against Buyer under this Agreement or any of the Transaction Documents, but not including any contract rights or claims for indemnity in favor of Seller against any predecessors-in-title to the Assets or counterparties to Assigned Contracts);
(b)    all corporate, financial, Tax (except as provided in Section 2.2(h)) and legal (other than title opinions) records of Seller;
(c)    all Contracts of insurance;
(d)    any refund of costs, Taxes or expenses borne by Seller attributable to the period prior to the Effective Time;
(e)    all deposits (excluding deposits transferred to Buyer pursuant to Section 3.3(b)), cash, checks, accounts receivable and funds attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;
(f)    all business computers, computer or communications software or, intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) and related personal property or equipment owned, licensed or used by Seller associated with the Excluded Assets or the property identified on Schedule 2.3(g);
(g)    the real property identified on Schedule 2.3(g);
(h)    all production facilities located upstream of the receipt points with respect to the Water Gathering System;
(i)    any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;
(j)    documents and information subject to legal privilege, including attorney work product and attorney-client communications, but excluding such documents and information to the extent necessary for Buyer to defend against Claims brought by Third Parties or to assert Claims against Third Parties, in each case relating to Assumed Liabilities;
(k)    records and files to the extent they cannot be disclosed under the terms of any Third Party contract (and Seller’s requested consent to make disclosure has not been obtained or provided) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under applicable Law;
(l)    Seller’s economic projections or analyses relating to the Assets;
(m)    employment records, including personnel information, personnel records and medical records, relating to any employee of Seller (except to the extent an employee voluntarily signs a release authorizing disclosure of any or all such information with respect to himself or herself, with the signing of such release not being made a condition of either receiving an offer of, or commencing, employment with Buyer or its Affiliates except as permitted pursuant to Section 9.12(a) of the Belfield PSA);

(n)    documents prepared or received by Seller, if any, with respect to (i) lists of prospective purchasers for the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller of any offers or bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller and any of its representatives with respect to any offers or bids, the prospective purchasers, or the Transactions;
(o)    master service agreements or similar agreements; and
(p)    any assets or rights of Seller that do not constitute Assets.
Seller shall retain all right, title and interest in and to the Excluded Assets that are owned by Seller, and nothing herein shall affect the ownership rights of Seller with respect to the Excluded Assets.
2.4    Assumed Non-Environmental Liabilities. Except for those matters contemplated under Section 2.5, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge when due, and release Seller with respect to, all Liabilities (excluding Environmental Liabilities) to the extent arising from, in connection with or related to the Assets or the performance of the Assigned Contracts, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including (i) such Liabilities under the Assigned Contracts and the Assigned Permits; (ii) such Liabilities associated with, decommissioning and reclaiming, as necessary, the Water Facilities, including any obligation to undertake such decommissioning or reclamation; and (iii) such Liabilities arising out of the ownership, development, operation or maintenance of the Assets, including the transportation of produced water relating to the production of hydrocarbons (collectively, the “Assumed Non-Environmental Liabilities”). Notwithstanding the preceding sentence, this Section 2.4 shall not modify or limit Seller’s indemnification obligations under Section 15.2.
2.5    Retained Non-Environmental Liabilities. Notwithstanding the Assumed Non-Environmental Liabilities, Seller shall retain and pay, perform, fulfill and discharge when due and release Buyer from and against any and all Liabilities to the extent arising from, in connection with or related to the following non-Environmental Liabilities (collectively, the “Retained Non-Environmental Liabilities”):

(i)	Property Costs to the extent Seller is responsible pursuant to Section 3.3(b); and

(ii)
Taxes assessed against Seller, except to the extent of Ad Valorem Taxes and Transfer Taxes allocated to Buyer pursuant to Article 10 and not otherwise taken into account as a deduction to the Purchase Price in Sections 3.4(iv) or 3.4(v); provided that this clause (ii) shall not prevent Seller from contesting any assessment or proposed assessment or asserting that the Tax in question should be assessed against Buyer.

2.6    Effective Time. As used in this Agreement, “Effective Time” shall mean 12:01 a.m. Mountain Time on the Closing Date.

2.7    1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“Section 1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) to accomplish the Transactions, in whole or in part, in a manner intended to comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the Section 1031 Assets to the QI. Buyer hereby consents to Seller’s assignment of its rights in this Agreement with respect to the Section 1031 Assets, and if such an assignment is made, Buyer agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release Seller or Buyer from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular Tax treatment will be given to such other Party because of the Like-Kind Exchange. Buyer shall not be obligated to pay any additional costs or incur any additional obligations if such costs or obligations are the result of Seller’s participation in a Like-Kind Exchange, and Seller shall hold harmless and indemnify the Buyer from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such Like-Kind Exchange.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the Assets (collectively, the “Purchase Price”) will be (a) an amount in cash equal to fifty million dollars ($50,000,000) (the “Base Price”), as adjusted pursuant to Section 3.3, Section 9.12, and Section 14.1, plus (b) the assumption by Buyer of the Assumed Liabilities.
3.2    Deposit. Contemporaneously with the execution of this Agreement, Buyer will deposit two million dollars ($2,000,000) (the “Deposit”) with Seller by delivery by wire transfer of one hundred percent (100%) of the Deposit to Seller. During the Interim Period, Seller shall hold the Deposit in a separate bank account segregated from other accounts and funds (i.e., not commingled with other funds) of Seller and such account shall be designated for holding the Deposit solely subject to the terms of this Agreement. The Deposit shall be credited against the Closing Date Payment at Closing pursuant to Section 3.4 or, if this Agreement is terminated, shall be retained or returned, as applicable, pursuant to Article 12. This Agreement will not become a legally binding and enforceable obligation of the Parties unless and until the Deposit is received by Seller.
3.3    Adjustments to Base Price. All adjustments to the Base Price shall be made according to the factors described in this Section 3.3 without duplication.
(a)    Preliminary Settlement Statement. The calculation of the Closing Date Payment will be set out in a “Preliminary Settlement Statement” prepared in good faith by Seller and submitted to Buyer not less than five (5) Business Days prior to Closing for Buyer’s comment and review. Buyer shall have two (2) Business Days to review the Preliminary Settlement Statement and shall submit a written report to Seller setting forth any proposed changes. Seller and Buyer shall attempt to settle on the contents of the Preliminary Settlement Statement prior to Closing; provided, however, if the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by Seller will be used to calculate the Closing Date Payment.
(b)    Revenues and Property Costs. Except as expressly provided otherwise in this Agreement: (A) Seller shall be entitled to all revenues and accounts receivable attributable to the Assets, and shall be responsible for all Property Costs attributable to the Assets, in each case to the extent they relate to the period prior to the Effective Time and (B) Buyer shall be entitled to all revenues and accounts receivable attributable to the Assets, and shall be responsible for all Property Costs attributable to the Assets, in each case to the extent they relate to the period from and after the Effective Time. All deposits paid by Seller relating to the Assets and all prepaid amounts paid by Seller prior to or after the Effective Time but attributable to the Assets after the Effective Time shall be credited to Seller to the extent that (i) all of Seller’s rights to such deposits and prepaid amounts are transferred and assigned to Buyer at Closing or (ii) Buyer receives the benefit of such deposits and prepaid amounts after the Closing and Seller is not entitled to the release or reimbursement of such amounts after the Closing. No later than five (5) Business Days prior to the Closing Date, Seller shall submit in writing to Buyer its good faith estimate of the above-described amounts along with documentation supporting its good faith calculation of the Property Costs and shall reasonably respond to questions and comments from Buyer regarding such submission prior to the Closing Date and incorporate such estimate into the Preliminary Settlement Statement. The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.
3.4    Closing Date Payment. Subject to the satisfaction or waiver of all of the conditions set forth in Article 11 in accordance with the terms thereof, including the delivery of all of the items set forth in Section 13.2, at the Closing Buyer shall deliver to Seller an amount (the “Closing Date Payment”) in cash payable by wire transfer of immediately available funds which shall be equal to the Base Price:
(i)    minus an amount equal to the Deposit;
(ii)    plus or minus, as applicable, an amount for Property Costs pursuant to Section 3.3(b), calculated as follows;
(A)    plus an amount equal to the Property Costs (for purposes of the Closing Date Payment such amount shall be as known as of the date of the Preliminary Settlement Statement) incurred and paid by Seller that are attributable to the period after the Effective Time, which Property Costs will be pro-rated if such costs are attributable to periods both before and after the Effective Time, as applicable;

(B)    minus an amount equal to the Property Costs incurred and paid by Buyer that are attributable to the period before the Effective Time, which Property Costs will be pro-rated if such costs are attributable to periods both before and after the Effective Time, as applicable (for purposes of the Preliminary Settlement Statement and the Closing Date Payment such amount pursuant to this subsection (B) shall be zero);
(iii)    plus or minus, as applicable, an amount for revenues and proceeds attributable to the Assets pursuant to Section 3.3(b), calculated as follows;
(A)    plus an amount equal to such revenues and proceeds received and retained by Buyer that are attributable to periods prior to the Effective Time, which revenues and proceeds will be pro-rated if such amounts are attributable to periods both before and after the Effective Time, as applicable (for purposes of the Preliminary Settlement Statement and the Closing Date Payment such amount pursuant to this subsection (A) shall be zero);
(B)    minus an amount equal to the such revenues and proceeds received and retained by Seller (for purposes of the Closing Date Payment such amount shall be as known as of the date of the Preliminary Settlement Statement) that are attributable to periods from and after the Effective Time, which revenues and proceeds will be pro-rated if such amounts are attributable to periods both before and after the Effective Time, as applicable;
(iv)    plus an amount equal to Buyer’s share of Transfer Taxes paid by Seller or minus an amount equal to Seller’s share of Transfer Taxes paid by Buyer, as applicable, pursuant to Section 10.1;
(v)    plus an amount equal to Buyer’s share of Ad Valorem Taxes paid by Seller or minus an amount equal to Seller’s share of Ad Valorem Taxes paid by Buyer, as applicable, pursuant to Section 10.2; and
(vi)    plus or minus, as applicable, any other amounts agreed to by Seller and Buyer.
ARTICLE 4
BUYER’S INSPECTION
4.1    Access to the Records and Personnel. During the Interim Period and subject to Sections 9.7(a) and 9.7(b), Seller will (and will cause its Affiliates to) make the Records (that are in Seller’s (or its Affiliates’) possession or under Seller’s (or its Affiliates’) control) available to Buyer and its Affiliates and their agents, representatives, advisors, consultants, attorneys, underwriters, insurers, lenders and other Persons providing goods or services to Buyer in connection with its potential acquisition of the Assets (collectively, “Buyer’s Representatives”) for inspection, copying, and review, all at Buyer’s expense, during normal business hours at Seller’s offices and field sites, as applicable, to permit Buyer to perform its due diligence review and for the purpose of effecting the Transactions. Seller’s obligations under this Section 4.1 shall be complementary to Seller’s obligations under Section 9.11. Subject to the consent and cooperation of Third Parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from Third Parties as Buyer may reasonably request in writing, for the purposes of Buyer’s due diligence review and for the purpose of effecting the Transactions. Notwithstanding the foregoing, Seller’s obligations under this Section 4.1 shall be limited to the extent that, and Seller shall not be required to disclose any information to Buyer where, the disclosure of such information would, in Seller’s reasonable determination (a) violate Seller’s obligations of confidentiality or Seller’s contractual commitments to Third Parties, (b) jeopardize Seller’s attorney-client or other privilege, or (c) cause Seller to contravene any applicable Law or fiduciary duty; provided, that the foregoing limitation shall not apply to any title opinions. If Seller seeks to withhold information from Buyer pursuant to the preceding sentence, Seller and Buyer shall cooperate, without violating privilege, in good faith to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection if possible. Additionally, during the Interim Period, Seller shall permit Buyer and Buyer’s Representatives access during normal business hours to all personnel involved in the operation or use of the Assets or the performance of the obligations under the Assigned Contracts, and Seller shall have the right to be present during any such meetings.
4.2    Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, THE TRANSACTION CERTIFICATES AND THE SPECIAL WARRANTY IN THE CONVEYANCES, (A) BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTIONS, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE OR OTHERWISE, WHETHER PRIOR TO OR AFTER THE EXECUTION DATE, ARE OR WERE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, OR OTHER INFORMATION; (B) BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAWS AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER EXCEPT AS PROVIDED HEREIN OR THEREIN; AND (C) BUYER HEREBY WAIVES ITS RIGHTS TO ASSERT ANY DEFECT OR DEFICIENCY WITH RESPECT TO TITLE TO THE ASSETS, ACCEPTS THE CURRENT STATUS OF SUCH TITLE AND WAIVES THE RIGHT TO ASSERT ANY ADJUSTMENT TO THE PURCHASE PRICE RELATED THERETO.
4.3    Physical Access to the Assets.
(a)    Prior to the Execution Date, Seller granted to Buyer physical access to the Water Facilities to allow Buyer to conduct, at Buyer’s sole risk and expense, certain non-intrusive, on-site surface inspections of the Assets and an inspection of Seller’s files covering environmental matters (the “Environmental Inspection”). If Buyer or its agents prepared an environmental assessment of any of the Assets, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information may be disclosed to

Buyer’s Representatives and used in Buyer’s evaluation of the Assets. Notwithstanding the preceding, Buyer’s obligation of confidentiality shall not apply to information (i) required to be disclosed by legal process or Laws, including securities Laws or stock exchange rules or regulations, (ii) available to the public except by a breach of this commitment by Buyer, (iii) already in the possession of or known to Buyer as of the date of the Environmental Inspection or developed by Buyer independently of the Environmental Inspection, or (iv) acquired from Third Parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such Third Parties if such Third Party has an obligation of confidence to Seller.
(b)    During the Interim Period, to the extent not prohibited by applicable Law, upon Buyer’s written request made within a reasonable period of time prior to when such access is sought, Seller shall (and shall cause its Affiliates to) permit Buyer and Buyer’s Representatives to have reasonable access at reasonable times and at Buyer’s sole cost, and in a manner so as not to interfere with the normal business operations conducted thereat, to all premises and properties of Seller and its Affiliates related to the operations of the Water Facilities and the performance of the Assigned Contracts. Any information obtained by Buyer or Buyer’s Representatives under this Section 4.3(b) shall be subject to the provisions of this Agreement relating to the Confidentiality Agreement.
(c)    Release and Indemnity. IN CONNECTION WITH GRANTING SUCH PHYSICAL ACCESS TO THE ASSETS, BUYER REPRESENTS THAT IT IS AND WAS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER AND ITS DIRECTORS, OWNERS, MEMBERS, PARTNERS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF BUYER OR BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ITS ON-SITE INSPECTIONS AND ENVIRONMENTAL ASSESSMENTS OF THE ASSETS (INCLUDING THOSE ACTIVITIES CONDUCTED IN ANY OFFICE OR FACILITY OF SELLER), WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE, EXCEPT TO THE EXTENT FOR INJURIES OR DAMAGES CAUSED BY SELLER’S OR ITS REPRESENTATIVES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.
ARTICLE 5
ENVIRONMENTAL MATTERS
5.1    Buyer’s Acknowledgment Concerning Possible Contamination of the Assets. Buyer is aware that the Water Facilities have been used for the transportation of produced water relating to the production of hydrocarbons and that there may be petroleum, produced water, wastes, or other materials located on or under the Water Facilities or associated with the Water Facilities. Equipment and sites included in the Water Facilities may contain asbestos, hazardous substances, or naturally occurring radioactive materials (“NORM”). NORM may affix or attach itself to the inside of pipes, facilities, and equipment as scale, or in other forms; the pipes, facilities, and equipment located on the Water Facilities or included in the Water Facilities may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Water Facilities. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Water Facilities. This Section 5.1 shall not alter, limit, modify or diminish the provisions of Section 5.3 or Section 7.7.
5.2    Assumed Environmental Liabilities. Except for those matters contemplated under Section 5.3, upon Closing, Buyer shall assume and pay, perform, fulfill and discharge when due, and release Seller with respect to (subject to Section 15.5), all Environmental Liabilities to the extent arising from, in connection with or related to the Assets or the performance of the Assigned Contracts attributable to the period of time before and after the Effective Time, including any and all liability for (i) the assessment, remediation, removal, transportation and disposal of wastes, asbestos, hazardous substances and NORM, (ii) compliance with Environmental Laws in respect of the environmental condition of the Assets as of the Effective Time, and (iii) the obligation to reclaim or decommission, as applicable, existing operating facilities or pipelines (collectively, the “Assumed Environmental Liabilities”).
5.3    Retained Environmental Liabilities. Notwithstanding the Assumed Environmental Liabilities, Seller shall retain and pay, perform, fulfill and discharge when due and release Buyer (subject to Section 15.6) from and against any and all Environmental Liabilities to the extent arising from, in connection with or related to the following (collectively, the “Retained Environmental Liabilities”):
(a)    all Liabilities asserted by any Person who was an employee or contractor of Seller or its Affiliates that provided services at or with respect to the Water Facilities prior to the Effective Time, where such Liabilities relate to or arise from such Person’s exposure to Hazardous Materials while performing such services prior to the Effective Time; provided, that with respect to employees or contractors, Seller received written notice from such employee or contractor of such Liabilities on or before the Closing Date (and, after the Closing Date, any such Liabilities with respect to which Seller has not received written notice from such employee or contractor shall become Assumed Environmental Liabilities);
(b)    all Off-Site Environmental Liabilities; and
(c)    any Environmental Liabilities related to or arising from Excluded Assets, except to the extent caused by any wrongful act or omission of Buyer or Buyer’s agents, employees, or contractors after the Effective Time.
ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO CORPORATE MATTERS
Except as set forth in the Disclosure Schedule, Seller makes the following representations and warranties to Buyer as of the Execution Date and as of the Closing Date:

6.1    Corporate Representations.
(a)    Seller is a corporation that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the State of North Dakota.
(b)    Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party and to consummate the Transactions. The execution, delivery, and performance by Seller of this Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action of Seller.
(c)    Except for Customary Post-Closing Consents, the execution, delivery and performance of this Agreement, the Ancillary Agreements, and any other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions will not (1) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of Seller, (2) create a Lien on the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (3) violate, be in conflict with, require any filing with respect to, or result in any acceleration or default under or termination of, any agreement or instrument to which Seller is a party (or subject to) and which affects the Assets and (4) except for the request under the HSR Act described in Section 9.10, violate or be in conflict with any Law applicable to Seller as a party in interest or any of the Assets, in each case, except for any matters as would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on Seller’s ability to consummate the Transactions and perform its obligations under this Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions.
6.2    Authorization and Enforceability. The execution, delivery and performance of this Agreement, the Ancillary Agreements, and each other instrument, or document executed or to be executed by Seller in connection with the Transactions have been duly and validly authorized by all requisite action by Seller. This Agreement, the Ancillary Agreements, the Conveyances and each other agreement, instrument or document executed or to be executed by Seller in connection with the Transactions to which it is a party constitutes, or when executed and delivered will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

6.3    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Buyer shall have any responsibility whatsoever.
6.4    Legal Actions. There are no Legal Actions pending or, to Seller’s Knowledge, threatened against Seller that would materially affect Seller’s ability to execute and deliver this Agreement or to consummate the Transactions.
6.5    Orders. There are no unsatisfied or continuing Orders outstanding against Seller that would be reasonably expected to impair Seller’s ability to enter into this Agreement or consummate the Transactions.
6.6    Tax Matters. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
6.7    Bankruptcy. There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against, Seller.
ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ASSETS
Except as set forth in the Disclosure Schedule, Seller makes the following representations and warranties to Buyer as of the Execution Date and as of the Closing Date:
7.1    Sole Operator. Seller has always been the sole operator of the Assets.
7.2    Transfer Requirements. Except for Transfer Requirements set forth in Section 7.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Ancillary Agreements, and any other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions and the consummation of the Transactions by Seller, does not and will not (a) require any other Transfer Requirement other than Customary Post-Closing Consents, (b) create a Lien on any of the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (c) violate, conflict with or result in the breach or termination of, or otherwise give any Person the right to terminate, or declare a default or event of default or an event which with notice, lapse of time or both, would constitute a default or event of default pursuant to any Assigned Contract, Assigned Permit, or Lien relating to any of the Assets, (d) require any filing with respect to, or result in any acceleration of any agreement or instrument to which Seller is a party (or subject to) and which affects the Assets and (e) except for the request under the HSR Act described in Section 9.10, violate or be in conflict with any Law applicable to the Assets. None of the Assets are subject to any Preferential Rights.
7.3    Compliance with Laws. To Seller’s Knowledge, except as set forth in Section 7.3 of the Disclosure Schedule and excluding Environmental Laws and Environmental Permits, which are addressed in Section 7.7 and Taxes, which are addressed in Section 7.8,  Seller (and its Affiliates to the extent applicable) currently operates the Assets, and during the last two (2) years has operated and performed the obligations under the Assets, in compliance in all material respects with all applicable Laws and Permits material to the operation of the Assets, and  Seller (and its Affiliates to the extent applicable) has not received within the last two (2) years any written notification from any Governmental Authority that Seller is not in compliance with any applicable Laws material to the ownership, operation or use of the Assets or the performance of the Assigned Contracts, or that Seller is under investigation with respect to any such Law related to the ownership, operation or use of the Assets or the performance of the Assigned Contracts.
7.4    Material Agreements.
(a)    Section 7.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all written Contracts to which Seller or its Affiliates, if applicable, is a party or by which the Assets are bound that are material to the ownership, operation or use of the Assets or the performance of the Assigned Contracts (the “Material Agreements”), including the following:
(i)    all agreements involving actual or anticipated expenditures in excess of $100,000 in the aggregate in any twelve-month period;
(ii)    all agreements that require Seller to purchase or sell a stated portion of the requirements or outputs of the Assets or that contain “take or pay” provisions;
(iii)    all agreements with any Affiliate of Seller;
(iv)    all agreements related to the operation of the Water Facilities and the performance of services thereon including operating agreements and gathering and processing agreements;
(v)    all agreements to sell, lease, or otherwise dispose of any interest in any of the Assets;
(vi)    all agreements that limit or purport to limit the ability of Seller to compete in any line of business or with any Person, in any geographic area or during any period of time with respect to the Assigned Contracts or the Water Facilities;
(vii)    all joint venture, partnership or similar agreements with respect to the Assets;
(viii)    all powers of attorney with respect to any of the Assets;
(ix)    all agreements that provide for the indemnification of any Person by Seller or its Affiliates or the assumption of any Liability of any Person by Seller or its Affiliates in connection with the ownership, operation or use of the Assets; and
(x)    all Tax partnership agreements of or binding upon Seller affecting any of the Assets.

(b)    Each Material Agreement is valid and binding on Seller or its Affiliates, if applicable, in accordance with its terms and is in full force and effect. Except as set forth in Section 7.4(b) of the Disclosure Schedule, neither Seller nor its Affiliates that are parties to any Material Agreement or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Agreement. To Seller’s Knowledge and except as set forth in Section 7.4(b) of the Disclosure Schedule, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. True, complete and correct copies of each Material Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as noted on Section 7.4(b) of the Disclosure Schedule, there are no material disputes pending or, to Seller’s Knowledge, threatened under any Assigned Contract.
(c)    To Seller’s Knowledge, there are no oral Contracts to which Seller or its Affiliates, if applicable, is a party or by which the Assets are bound that are material to the ownership, operation or use of the Assets or the performance of the Assigned Contracts.
7.5    Title to Personal Property; Condition.
(a)    Except as set forth in Section 7.5(a) of the Disclosure Schedule, Seller has good and valid title to, have a valid, binding and enforceable leasehold interest in, or otherwise exclusively own the rights to possess, use, and obtain the benefits of, all of the tangible personal property included in the Assets (including the Water Gathering System, the Equipment and tangible personal property constituting part of the Water Facilities), or, in the case of leased items, has possession in such item pursuant to a valid and enforceable lease, in each case free and clear of all Liens other than Permitted Encumbrances. Such title or rights to such Assets will be transferred at the Effective Time to Buyer free and clear of all Liens, other than Permitted Encumbrances.
(b)    To Seller’s Knowledge, the tangible personal property Assets (1) are in reasonable operating condition generally consistent with the respective ages and stages of useful life (repair cycle) of such property as would be maintained by a reasonably prudent operator of the Assets and (1) will be as of the Closing in substantially the same condition and repair, ordinary wear and tear excepted, as of the Execution Date.
7.6    Governmental Permits. Except as set forth in Section 7.6 of the Disclosure Schedule, (a) Seller has all material Permits necessary or appropriate for the ownership, operation or use of the Assets or the performance of the Assigned Contracts as conducted and operated as of the Execution Date and for the prior year, (b) such Permits are in full force and effect and (c) Seller has not received written notice of any violations in respect of any such Permits that remains uncured.

7.7    Environmental Matters. The representations and warranties contained in this Section 7.7 are the sole and exclusive representations and warranties of Seller pertaining or relating to matters arising under or with respect to applicable Environmental Laws.
(a)    Except as set forth in Section 7.7(a) of the Disclosure Schedule, Seller has obtained and is in possession of all material Permits that are required by applicable Environmental Laws for the ownership, operation or use of the Assets or performance of the Assigned Contracts as conducted and operated as of the Execution Date and for the prior year (collectively, the “Environmental Permits”). Section 7.7(a) of the Disclosure Schedule sets forth a true, correct and complete list of such Environmental Permits as of the Execution Date. To Seller’s Knowledge, except as set forth in Section 7.7(a) of the Disclosure Schedule, the ownership, operation and use of the Assets and the performance of the Assigned Contracts are and have been since January 1, 2015 in compliance in all material respects with the terms of all Environmental Permits, and there is no pending or threatened (in writing) Legal Action seeking the revocation, cancellation, suspension, modification or limitation of any Environmental Permit.
(b)    Section 7.7(b) of the Disclosure Schedule sets forth a list of all outstanding Orders issued pursuant to Environmental Laws related to the ownership, operation or use of the Assets or the performance of the Assigned Contracts (the “Environmental Orders”), and Seller has provided or made available to Buyer copies of all material submittals or communications with respect to the Environmental Orders.
(c)    Section 7.7(c) of the Disclosure Schedule contains a true, correct and complete list of all Remediation Activities that are ongoing at or with respect to the Assets.
(d)    Seller has made available to Buyer or Buyer has been provided with copies of, or an opportunity to review, (i) all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents in each case prepared by a Third Party and in Seller’s possession or control reflecting the environmental condition of the Assets or regarding unpermitted Releases on, at, from or under the Assets for which Remediation is ongoing or is reasonably likely to be required; and (ii) all material documents concerning any required or planned capital expenditures necessary to comply with Environmental Laws.
(e)    Except as set forth in Section 7.7(e) of the Disclosure Schedule, to Seller’s Knowledge, the ownership, operation and use of the Assets and the performance of the Assigned Contracts are and since January 1, 2015 have been in compliance with all applicable Environmental Laws (including the Environmental Orders) in all material respects.
(f)    Except as set forth in Section 7.7(f) of the Disclosure Schedule, to Seller’s Knowledge, since January 1, 2015, there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from the Water Facilities, the Transferred Inactive Pipeline or in connection with the operation of the Assets, except in compliance in all material respects with applicable Environmental Laws or except to the extent remediation is complete in accordance with applicable Law.

(g)    Except as set forth in Section 7.7(g) of the Disclosure Schedule, Seller has not received any written Claim and there are no Legal Actions pending or, to Seller’s Knowledge, threatened against Seller in connection with the ownership, operation or use of the Assets or the performance of the Assigned Contracts arising out of or relating to (i) any Remediation obligations, (ii) violations of any Environmental Law, or (iii) personal injury or property damage Claims relating to a Release or threatened Release.
(h)    Seller has not assumed by Contract any Liabilities of a Third Party with respect to Environmental Laws related to the ownership, operation or use of the Assets or performance of the Assigned Contracts.
7.8    Taxes. All Tax Returns with respect to the Assets to report Taxes that if unpaid by Seller will give rise to a Lien on the Assets or impose Liability on Buyer have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) required to be paid with respect to the Assets have been timely paid. Seller is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation, or other proceeding with respect to Taxes applicable to the Assets, and, to Seller’s Knowledge, no such proceeding has been threatened by any Taxing Authority. There are no Liens for unpaid Taxes upon the Assets other than Permitted Encumbrances, and no written claim for unpaid Taxes by any Taxing Authority has been received by Seller that could give rise to any such Lien. None of the Assets includes any stock, partnership interests, limited liability company interests, legal, or beneficial interests or any other equity interests in or of any Person, and there is no joint venture, co-tenancy, contract, or other similar arrangement involving the Assets that Seller has reported as a partnership for U.S. federal income tax purposes. None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation, or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes); (iii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Taxing Authority that will impose any Liability on Buyer after the Closing; (iv) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross-up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law, but excluding an obligation under commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes). No special arrangements or agreements exist with any Taxing Authority with respect to the amount of the Taxes on, or the assessed valuation of, any of the Assets.

7.9    Legal Actions. Except as set forth in Section 7.9 of the Disclosure Schedule, there are no Legal Actions pending or, to Seller’s Knowledge, threatened (a) relating to the ownership, operation or use of the Assets or the performance of the Assigned Contracts (excluding any Legal Actions relating to any alleged violations of any Environmental Law), or (b) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any Assigned Permit or Assigned Contract used or held by Seller or its Affiliates in connection with the ownership, operation or use of the Assets or the performance of the Assigned Contracts. There are no Orders outstanding against Seller or its Affiliates with respect to the ownership, operation or use of the Assets or the performance of the Assigned Contracts.
7.10    Storage Tanks. Section 7.10 of the Disclosure Schedule sets forth a true, correct and complete list of all above ground tanks that are owned, leased or used or held for use in the operation of the Water Facilities that have a shell capacity of greater than one hundred (100) bbls and for each such tank lists its (a) location, (b) size (shell capacity), (c) whether such tank is active or idle, (d) the type of product(s) such tank contains, (e) the type of tank (i.e., fixed roof, internal floating roof, external floating roof, bullet, or dome), and (f) date of last API internal inspection, if applicable.
ARTICLE 8
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer makes the following representations and warranties to Seller as of the Execution Date and as of the Closing Date:
8.1    Corporate Representations.
(a)    Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the State of North Dakota.
(b)    Buyer has all requisite power and authority to own the Assets at Closing, to carry on its business as presently conducted. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party and to consummate the Transactions. The execution, delivery, and performance by Buyer of this Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party, and the consummation by it of the Transactions and thereby, have been duly authorized by all necessary limited liability company action of Buyer.
(c)    Except for Customary Post-Closing Consents, the execution, delivery and performance of this Agreement, the Ancillary Agreements, and any other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions will not (1) conflict with, or result in a breach of any provision of, Buyer’s certificate of formation or operating agreement or similar governing or organizational documents, (2) violate, or be in conflict with, any provision of any agreement or instrument to which Buyer is a party, and (3) except for the request under the HSR Act described in Section 9.10, violate or be in conflict with any Order applicable to Buyer as a party in interest or any Law applicable to Buyer, in each case, except for any matters as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions and perform its obligations under this Agreement, the Ancillary Agreements, and any other agreement, instrument, or document executed or to be executed in connection with the Transactions.
8.2    Authorization and Enforceability. The execution, delivery and performance of this Agreement, the Ancillary Agreements, and any other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions and the Transactions have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement, the Ancillary Agreements, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party constitutes, or when executed and delivered will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
8.3    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transactions for which Seller shall have any responsibility whatsoever.
8.4    Legal Actions. There are no Legal Actions pending or, to Buyer’s Knowledge, threatened against it that will impede or are likely to impede Buyer’s ability to consummate the Transactions and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Liabilities.
8.5    Financial Resources; Solvency. Buyer has or will have as of the Closing Date the financial resources, including sufficient cash or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the Transactions. Immediately after giving effect to the Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of Assets is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
8.6    ACKNOWLEDGEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE TRANSACTION CERTIFICATES AND THE CONVEYANCES, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND SELLER MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND OR

NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING WITH RESPECT TO THE ORIGIN, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT, PERSONAL PROPERTY, FIXTURES OR OTHER ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSES, ANY WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE TRANSACTION CERTIFICATES AND THE CONVEYANCES, ALL PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER. AS OF THE CLOSING, BUYER SHALL HAVE INSPECTED OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL CONDITION EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE TRANSACTION CERTIFICATES.
ARTICLE 9
PRE-CLOSING COVENANTS AND AGREEMENTS
9.1    Operations Prior to Closing. During the Interim Period, Seller will operate and perform any obligations in connection with the Assets in the ordinary course of business and consistent with past practices. During the Interim Period, and subject to adjustment as provided in Section 3.3, Seller shall pay or cause to be paid all costs incurred in connection with the ownership, operation or use of the Assets in compliance with this Section 9.1 and Section 9.2. Without limiting the generality of the preceding, during the Interim Period Seller shall use commercially reasonable efforts to (a) maintain the material tangible Assets in their normal operating condition consistent with past practices or, if necessary, consistent with past practices, repair or replace the material tangible Assets with parts and materials of similar grade, quality and condition or as is otherwise required in accordance with applicable Laws or in accordance with Seller’s capital and expense budgets existing as of the Execution Date and (b) preserve the business relationships with Third Parties (including Governmental Authorities, customers, suppliers and service providers) related thereto consistent with past practices; provided, however, nothing contained herein will obligate Seller to maintain inventory of a quantity in excess of past practices. Seller will keep Buyer timely informed of all matters it considers in good faith to be material developments affecting any of the Assets.
9.2    Restriction on Operations. During the Interim Period, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of one hundred thousand dollars ($100,000) with respect to the Assets. Without limiting Seller’s obligations under Section 9.1, during the Interim Period and without the prior written consent of Buyer, Seller (and in the case of Section 9.2(c) below, Seller) shall not:
(a)    commit to or incur any expenditures in excess of one hundred thousand dollars ($100,000) with respect to any part of the Assets, except for emergency events requiring immediate action to protect life, preserve the Assets or otherwise comply with Laws;
(b)    modify or terminate any of the Material Agreements or waive or relinquish any right thereunder or enter into any agreement that, if in existence as of the execution date hereof, would be a Material Agreement;
(c)    encumber, sell, remove from the Real Property, or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, or is equipment which was worthless or not usable consistent with its manufactured and intended use and is replaced by equivalent equipment;
(d)    except where necessary to prevent the termination of a Material Agreement, propose (i) the conducting of any operations which require consent under the applicable operating agreement or (ii) the conducting of any other operations other than the normal operation of the existing Facilities;
(e)    other than as contemplated on Schedule 9.2(e), amend, terminate, or fail to renew or preserve any Assigned Permit; or
(f)    approve or authorize or commit or agree to take any of the foregoing.
9.3    Notification of Claims. Seller shall promptly notify Buyer of any Claim or Legal Action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Water Facilities arising or threatened prior to the Closing.
9.4    Assigned Permits. Seller shall use reasonable efforts to cause all Assigned Permits to be transferred to Buyer and Buyer shall use reasonable efforts to assist with such transfers. Seller shall not be obligated to expend any funds in obtaining such transfers other than fees and expenses of Seller’s counsel.
9.5    Consents. Seller, upon Buyer’s request, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent of, or any other action by, any Third Party in connection with the consummation of the Transactions (“Third Party Consents”), including with respect to the assignment of any Material Agreements to Buyer or its Affiliates. Notwithstanding the foregoing, Seller is not required to incur any Liability or provide any financial accommodations in order to obtain, or cause to be obtained, any Third Party Consent.
9.6    Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 9.6 (collectively, the “Instruments”). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use commercially reasonable efforts to obtain the release of the Assets or Seller from the Instruments.
9.7    Confidentiality.
(a)    Survival. Upon the Closing, the provisions of this Section 9.7 shall supersede and replace the terms and conditions of that certain Confidentiality Agreement dated July 6, 2016 between Seller and Tesoro Logistics GP, LLC, an Affiliate of Buyer (as amended, the “Confidentiality Agreement”). All data and information, whether written, electronic or oral, obtained from Seller in connection with the Transactions, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with the Transactions (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller until the Closing.
(b)    Confidentiality Agreement. The Confidentiality Agreement shall remain in effect following the Parties’ execution and delivery of this Agreement until the Closing or, if the Closing does not occur, until such time as provided therein
(c)    Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy of Laws if Buyer violates any of the terms of Sections 9.7(a) or 9.7(b). In such event, Seller will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 9.7(a) or 9.7(b), or to obtain specific enforcement of such terms.
9.8    Cure Period for Breach. If prior to the Closing either Party believes the other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party fifteen (15) days to cure. Notwithstanding the foregoing, this Section 9.8 shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing and failure to provide such notice shall not diminish or limit the rights of the non-breaching Party.
9.9    Notice of Breach. If either Seller or Buyer has knowledge that the other Party breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing.
9.10    Regulatory Matters. Seller and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Transactions as promptly as practicable, but in no event later than two (2) Business Days, after the Execution Date, and Seller and Buyer shall each bear their own costs and expenses incurred in connection with such filings, provided that Buyer and Seller shall each pay 50% of any filing fees in connection therewith, (b) use commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, and (c) use commercially reasonable efforts to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the Transactions constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible, all to the end of expediting consummation of the Transactions. In connection with this Section, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to, the DOJ, FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transactions, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other person, in connection with the Transactions, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, FTC or any other Governmental Authority or person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Transactions. Notwithstanding the preceding to the contrary, neither Buyer nor any of its Affiliates shall be required (including with respect to the Assets) to: (A) sell, divest or dispose of any businesses, assets, product lines or properties of Buyer or any of its Affiliates, (B) terminate, or divest relationships, ventures, contractual rights or obligations or (C) otherwise take or commit to take any action that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Buyer or its Affiliates’ or any equity interest in any joint venture held by Buyer or its Affiliates.
9.11    Cooperation with Respect to Financial Statements. During the Interim Period and after the Closing, Seller shall (and shall cause its Affiliates to) provide such reasonable cooperation as may be requested by Buyer with respect to Buyer’s preparation, at Buyer’s expense, of such other financial information in such form and for such periods as may be required pursuant to the requirements of Regulation S-X of the Securities and Exchange Commission or other applicable U.S. federal securities Laws relating to Buyer’s acquisition of the Assets. Any such cooperation shall be provided at Buyer’s expense for Third Party fees and expenses. Seller’s obligations under this Section 9.11 shall terminate three (3) years after the Closing Date. Notwithstanding the foregoing provisions, (a) Seller’s obligations under this Section 9.11 shall be limited to providing such reasonable information as it exists in Seller’s computer systems and (b) in no event shall Seller be required to prepare stand-alone carve out financial statements for Buyer.
9.12    Casualty and Condemnation.
(a)    Notice. If, after the execution of this Agreement and prior to Closing, a portion of the Assets is damaged or destroyed by fire, earthquake, flood, wind, tornado, explosion, vandalism, theft, or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Event”) and the associated repair or replacement costs would reasonably be expected to exceed two hundred fifty thousand dollars ($250,000), then Seller shall promptly advise Buyer thereof in writing which shall include: (i) a reasonable description of the facts and circumstances surrounding the Casualty Event; and (ii) Seller’s preliminary assessment of the effect of the Casualty Event on the Water Facilities and the estimated time within which to make repairs.
(b)    Repair or Replacement. In the event of a Casualty Event, (i) Seller shall negotiate with Buyer to determine the amount by which to reduce the Purchase Price to reflect the cost to repair or replace, as applicable, the applicable Assets (with equipment, properties, or assets of at least a similar age, grade and utility) (such cost, the “Estimated Casualty Loss”) or (ii)  Seller, at its sole option, may elect to cure the loss associated with such Casualty Event (the “Casualty Loss”) to the extent pertaining to personal property by notifying Buyer in writing prior to Closing and replacing (at Seller’s expense and without charge therefor under Section 3.3) any personal property that is the subject of such Casualty Loss with personal property of at least a similar age, grade and utility, unless otherwise approved by Buyer in its reasonable discretion. If Seller elects to cure a Casualty Loss pursuant to the foregoing clause (ii), then Seller shall retain all rights to insurance, condemnation awards, and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing. In the event of a Casualty Loss, Buyer’s obligations at Closing shall be deferred until the later of (A) if Seller has elected to cure a Casualty Loss, five (5) Business Days after such Casualty Loss has been cured to Buyer’s reasonable satisfaction or (B) five (5) Business Days after the amount of the Estimated Casualty Loss which has not been cured has been established pursuant to Section 9.12(c).
(c)    Establishment of Estimated Casualty Loss.
(i)    If Seller and Buyer agree on the Estimated Casualty Loss within fifteen (15) days after Buyer’s receipt of Seller’s notice of Casualty Loss (the “Casualty Loss Negotiation Period”), the Purchase Price shall be reduced by the amount of such Estimated Casualty Loss.
(ii)    If Seller and Buyer do not agree on the Estimated Casualty Loss within the Casualty Loss Negotiation Period, then Seller or Buyer may request that an independent engineering company, jointly selected by Seller and Buyer, evaluate the affected Assets and deliver to Seller and Buyer its written estimate of the Estimated Casualty Loss (the “Third Party Estimate”) within ten (10) Business Days after the end of the Casualty Loss Negotiation Period.
(A)    If the Third Party Estimate is less than ten million dollars ($10,000,000), the Estimated Casualty Loss shall be equal to the Third Party Estimate and the Purchase Price shall be reduced by the amount of such Estimated Casualty Loss.
(B)    If the Third Party Estimate is equal to or greater than ten million dollars ($10,000,000), Buyer or Seller may elect, by giving written notice of such election to Seller or Buyer, respectively, within five (5)

Business Days of receipt of such Third Party Estimate, to terminate this Agreement. If Buyer and Seller waive their rights to terminate or do not deliver such written notice of termination, the Estimated Casualty Loss shall be equal to the Third Party Estimate and the Purchase Price shall be reduced by the amount of such Estimated Casualty Loss. In the event multiple Casualty Events occur, then the Third Party Estimates shall be aggregated to determine if the aggregate amount exceeds the above threshold for a Party’s right to terminate this Agreement.
(d)    Purchase Price Adjustment. To the extent the Purchase Price is reduced at Closing pursuant to Sections 9.12(b) and 9.12(c) to reflect an Estimated Casualty Loss, then promptly after Buyer determines the actual cost to repair or replace, as applicable, the Assets affected by a Casualty Loss (such cost, the “Actual Casualty Loss”), Buyer shall give written notice thereof to Seller. If the Actual Casualty Loss is more than the Estimated Casualty Loss, Seller shall pay Buyer the amount of such difference. If the Actual Casualty Loss is less than the Estimated Casualty Loss, Buyer shall pay to Seller the amount of such difference. Any such payment by a Party shall be made by wire transfer of immediately available funds within five (5) days following Buyer’s notice of the Actual Casualty Loss.
(e)    Condemnation Awards. If any action for condemnation or taking under the right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the Execution Date, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to Close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.
ARTICLE 10
TAX MATTERS
10.1    Transfer Taxes. Seller and Buyer believe that the purchases and sales contemplated by this Agreement are exempt from or are otherwise not subject to Transfer Taxes. If Transfer Taxes do apply to the purchases and sales contemplated by this Agreement, Buyer shall be responsible for one-half of any Transfer Taxes incurred in connection with the Transactions, and Seller shall be responsible for the remaining Transfer Taxes incurred in connection with the Transactions. Each Party shall timely file or caused to be filed all documents required to be filed by it with respect to Transfer Taxes under applicable Law. Prior to, or in no event later than Closing, each Party shall provide to the other Party, as applicable, copies of any applicable and available exemption certificates, including sale for resale exemption certificates or other similar documentation necessary to establish the right to any exemption from Transfer Taxes. Each Party shall thereafter provide the other Party, as applicable and available, with any additional exemption certificates and other documentation as may be required by the Taxing Authority having jurisdiction for such purpose.

Seller shall reasonably cooperate with Buyer, including providing Buyer with reasonable access to relevant information contained in Seller’s books, records, and such other data as Buyer may reasonably request in order to support all applicable exemptions from Transfer Taxes.
10.2    Ad Valorem Taxes. Any Ad Valorem Taxes with respect to the Assets for any Straddle Period will be apportioned between the portion of such Straddle Period up to and including the day before the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such Straddle Period that begins the day of the Closing Date (such portion, a “Post-Closing Straddle Period”) on a per diem basis, with such Ad Valorem Taxes apportioned to the Pre-Closing Straddle Period to be borne by Seller and those apportioned to the Post-Closing Straddle Period to be borne by Buyer. For purposes of this Section 10.2, any exemption, deduction, credit, or other item that is calculated on an annual basis will be allocated to the Straddle Period in the same manner. The Party that has the legal obligation to pay any Ad Valorem Taxes with respect to Assets for any Straddle Period will timely pay such Ad Valorem Taxes and file any required Tax Returns in connection therewith.
10.3    Cooperation on Tax Matters. Each Party will furnish or cause to be furnished to the other Party, upon the other Party’s reasonable request, as promptly as practicable, such information and assistance related to the Assets as is reasonably necessary for (a) the filing of any Tax Return, (b) the preparation for and conduct of any audit, and (c) the prosecution or defense of any Legal Action related to any proposed adjustment. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
ARTICLE 11
CONDITIONS PRECEDENT TO CLOSING
11.1    Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or written waiver at or prior to the Closing of the following conditions precedent:
(a)    The Buyer Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing (except to the extent such representations are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and all other representations and warranties of Buyer contained in this Agreement shall be materially true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date);
(b)    Buyer has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or at the Closing in all material respects;

(c)    Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming that the conditions precedent set forth in Sections 11.1(a) and 11.1(b) have been satisfied in all respects;
(d)    No Order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement enjoining, preventing, restraining or otherwise prohibiting the Transactions and that remains in effect at the time of Closing, and there shall not be pending any Legal Action instituted by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing;
(e)    The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or earlier been terminated and there shall not be pending or threatened in writing any Legal Action instituted by any Governmental Authority to prevent the consummation of the Transactions or operation of or performance in connection with the Assets by Buyer after the Closing;
(f)    The transactions contemplated under the Robinson Lake PSA and the Belfield PSA shall be able to and shall actually close simultaneously with the Closing; and
(g)    Buyer shall have delivered, or be standing ready to deliver at Closing, the Closing Date Payment and all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 13.2.
11.2    Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or written waiver at or prior to the Closing of the following conditions precedent:
(a)    The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing (except to the extent such representations are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date). All other representations and warranties of Seller contained in this Agreement shall, when read without any qualification as to “material” or “Material Adverse Effect” or similar qualifiers therein (except with respect to the term “Material Agreements” which shall be read without excluding such qualification for purposes of this Section 11.2(a)), be true and correct as of the Execution Date and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties of Seller to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(b)    Seller has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Seller prior to or at the Closing in all material respects;

(c)    Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming that the conditions precedent set forth in Sections 11.2(a) and 11.2(b) have been satisfied in all respects;
(d)    No Order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement enjoining, preventing, restraining or otherwise prohibiting the Transactions and that remains in effect at the time of Closing, and there shall not be pending any Legal Action instituted by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing;
(e)    The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or earlier been terminated and there shall not be pending or threatened in writing any Legal Action instituted by any Governmental Authority to prevent the consummation of the Transactions or operation of or performance in connection with the Assets by Buyer after the Closing;
(f)    From the Execution Date, there shall not have occurred and be continuing any Material Adverse Effect;
(g)    All Liens relating to the Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Liens;
(h)    The transactions contemplated under the Robinson Lake PSA and the Belfield PSA shall be able to and shall actually close simultaneously with the Closing; and
(i)    Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 13.2.
11.3    No Other Conditions. Except for the conditions expressly set forth in this Article 11, there are no other conditions precedent to the obligations of the Parties to proceed to Closing; and, without limiting the generality of the foregoing, no changes in commodity pricing, volumes deliverable to the Assets or changes in the financial condition of a Party shall be a condition on which a Party may elect not to Close the Transactions.

ARTICLE 12
RIGHT OF TERMINATION
12.1    Termination. This Agreement may be terminated:
(a)    by written mutual consent of Seller and Buyer;
(b)    either by Seller by written notice to Buyer or by Buyer by written notice to Seller in the event the Closing has not occurred as of April 30, 2017;
(c)    by Seller by written notice to Buyer (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Sections 11.1(a) or 11.1(b), and which breach has not been cured or cannot be cured within fifteen (15) days following the delivery to Buyer by Seller of a written notice of such breach specifying particularly such breach;
(d)    by Buyer by written notice to Seller (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Sections 11.2(a) or 11.2(b), and which breach has not been cured or cannot be cured within fifteen (15) days following the delivery to Seller by Buyer of a written notice of such breach specifying particularly such breach;
(e)    by Buyer or Seller pursuant to Section 9.12(c)(ii); or
(f)    by either Buyer or Seller by written notice to the other following termination of the Robinson Lake PSA or the Belfield PSA for any reason as set forth in such agreements.
12.2    Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become null and void and of no further force and effect, except as provided in this Section 12.2 and except for the provisions of Section 12.3 (Remedies) and Article 16 (Miscellaneous), which shall continue in full force and effect in accordance with their terms.
12.3    Remedies.
(a)    Buyer’s Breach. If (i) Seller terminates this Agreement under Section 12.1(c) or (ii) either Buyer or Seller terminates this Agreement under Section 12.1(f) following a termination of the Robinson Lake PSA under Section 12.1(c)) thereof by the sellers thereunder or a termination of the Belfield PSA under Section 12.1(c) thereof by the sellers thereunder, then Seller shall be entitled to retain the Deposit and all earnings related thereto as liquidated damages and not as a penalty. The remedy set forth in this Section 12.3(a) shall, following Seller’s termination of this Agreement under the circumstances described in this Section 12.3(a) be Seller’s sole and exclusive remedy for Buyer’s breach of this

Agreement and as full and final settlement of all liabilities associated with Buyer’s breach of this Agreement. The Parties agree that the retention of the Deposit as set forth in this Section 12.3(a) will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Buyer’s failure to tender performance under this Agreement. In no event shall Seller have the right to (A) seek or otherwise obtain specific performance of the obligations of Buyer at Closing under this Agreement, or (B) retain the Deposit more than once.
(b)    Seller’s Breach. Upon Seller’s breach of any of its representations, warranties, covenants, or agreements contained in this Agreement, together with Seller’s failure to remedy such breach, such that Buyer would be entitled to terminate this Agreement under Section 12.1(d) absent a waiver of such breach by Buyer (which waiver Buyer may give or withhold in its sole discretion), Buyer, at its sole option, shall either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and Buyer shall be entitled to the Deposit and all earnings related thereto, in which case Seller shall return the Deposit and such earnings to Buyer immediately following such termination. If Buyer terminates this Agreement under the circumstances described in this Section 12.3(b), Buyer’s right to receive back the Deposit shall be Buyer’s sole and exclusive remedy for Seller’s breach of this Agreement and Buyer’s receipt of the Deposit shall constitute full and final settlement of all liabilities associated with Seller’s breach of this Agreement. The Parties agree that the payment of the Deposit as elected by Buyer as set forth in this Section 12.3(b) will be deemed liquidated damages and that the amount of liquidated damages is reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from Seller’s failure to tender performance under this Agreement.
(c)    Other Circumstances. If Seller or Buyer terminates this Agreement under Section 12.1 other than in the circumstances described in Sections 12.1(c) or 12.1(d) or 12.1(f) following a termination of the Robinson Lake PSA under Section 12.1(c) thereof by the sellers thereunder or a termination of the Belfield PSA under Section 12.1(c) thereof by the sellers thereunder, then (i) Buyer shall be entitled to receive back the Deposit and any earnings related thereto, in which case Seller shall return the Deposit and such earnings to Buyer immediately following such termination, and (ii) neither Party shall have any liability for any breach of this Agreement prior to such termination.
ARTICLE 13
CLOSING
13.1    Date of Closing.
(a)    The “Closing” of the Transactions shall take place at the offices of Seller, 1700 Broadway, Suite 2300, Denver, Colorado 80292 at 10:00 a.m., local time, on the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Article 11 to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions each Party will take at the Closing), or such other date as Buyer and Seller may mutually determine in writing; provided, however, the Closing shall not occur prior to January 1, 2017; provided further, that, if such third (3rd) Business Day is not the first day of a calendar month, then the Closing Date shall be the first day of the calendar month next following the month in which such third (3rd) Business Day occurs; provided further, that, all of the conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions each Party will take at the Closing) as of such date for Closing shall continue to be satisfied or waived. The date the Closing actually occurs is called the “Closing Date.” In the event the Closing Date is not a Business Day then the Parties shall, prior to the Closing Date, utilize such procedures and agreements which are mutually agreeable to the Parties to provide for the Closing Date Payment and executed originals of the Transaction Documents, Ancillary Agreements and joint written instructions or other assignment documents as are required by the Parties to be held in escrow and to be released as of 12:01 a.m. Mountain Time on the Closing Date.
(b)    Upon release of the documents and receipt of payments on the Closing Date as contemplated by and in accordance with Section 13.2, the Closing shall be deemed to have occurred and legal title to and beneficial ownership and risk of loss of the Assets shall be deemed to have passed to Buyer as of the Effective Time and all right, title and interest in and to the Closing Date Payment shall be deemed to have passed to Seller.
(c)    Buyer shall assume operational control of the Assets on the Closing Date upon actual consummation of the Closing on that day. Prior to and until the consummation of the Closing on the Closing Date, Seller shall conduct the operations in accordance with Section 9.1 and all covenants, obligations and standards set forth in this Agreement with respect to operations during the Interim Period until Buyer assumes operational control of the Assets as provided in the preceding sentence.
(d)    Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, when completed, the Closing shall be deemed to have occurred and be effective as of the Effective Time for all purposes under this Agreement and otherwise without exception, notwithstanding the fact that Seller may have operated the Assets for a portion of the Closing Date.
13.2    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute and deliver an Assignment, Assumption, Bill of Sale and Conveyance in the form attached hereto as Exhibit A, to convey the Assets (other than the Real Property and Easements) to Buyer and for Buyer to assume the Assumed Liabilities, each as of the Effective Time.
(b)    Seller shall execute, acknowledge and deliver to Buyer an Assignment of Rights of Way in the form attached hereto as Exhibit D to convey the Easements listed on Schedule 2.2(d) as of the Effective Time.

(c)    Seller and Buyer shall execute and deliver the Funds Flow Statement.
(d)    Buyer shall deliver the Closing Date Payment to Seller to the account set forth in the Funds Flow Statement, by wire transfer in immediately available funds, or by such other method as agreed to by Buyer and Seller.
(e)    Seller shall execute and deliver to Buyer an affidavit of non-foreign status under Section 1445 of the Code (including Treasury Regulations Section 1.1445-2(b)(2)), in a form reasonably acceptable to Buyer (each a “FIRPTA Certificate”).
(f)    Buyer shall execute and deliver to Seller the certificate described in Section 11.1(c), dated as of the Closing Date.
(g)    Seller shall execute and deliver to Buyer the certificate described in Section 11.2(c), dated as of the Closing Date.
(h)    Buyer shall provide evidence that it has provided replacement Instruments as set forth in Section 9.6.
(i)    Seller and Buyer shall execute and deliver the Water Gathering Agreement in the form attached hereto as Exhibit B (the “Water Gathering Agreement”).
(j)    Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 14
POST-CLOSING COVENANTS AND AGREEMENTS
14.1    Post-Closing Adjustments.
(a)    Final Settlement Statement. As soon as practicable after the Closing, but in no event later than sixty (60) days following termination of the accounting services provided pursuant to the Transition Services Agreement, Seller will prepare and deliver to Buyer a settlement statement (the “Final Settlement Statement”) setting forth each applicable adjustment or payment pursuant to Section 3.3 and Section 3.4 that had either not accrued or was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting Purchase Price (the “Final Purchase Price”). After receipt of the Final Settlement Statement, Buyer shall have thirty (30) days (the “Final Settlement Statement Review Period”) to review the Final Settlement Statement, and during the Final Settlement Statement Review Period, Buyer and its accountants shall have full access to the books and records of, the personnel of, and work papers prepared by Seller or Seller’s accountants to the extent they relate to the Final Settlement Statement. As soon as practicable after receipt of the Final Settlement Statement, but in no event later than the last day of the Final Settlement Statement Review Period, Buyer shall deliver to Seller a written notice of any disagreements that Buyer has to components of the Final Settlement Statement, setting forth such disagreements in reasonable detail. Buyer’s failure to deliver to Seller a written notice of disagreement to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall negotiate in good faith to resolve Buyer’s disagreements no later than thirty (30) days after receipt by Seller of Buyer’s notice of such disagreements. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Date Payment, Buyer shall pay the amount of such difference to Seller as set forth on the Final Settlement Statement. If the Final Purchase Price is less than the Closing Date Payment, Seller shall pay to Buyer the amount of such difference as set forth on the Final Settlement Statement. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) days of the Final Settlement Date. If Buyer and Seller are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Seller’s receipt of Buyer’s proposed changes, the Parties shall resolve such dispute pursuant to Section 14.1(b).
(b)    Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price in the time period contemplated in the last sentence of Section 14.1(a), then either Party may elect to submit all amounts remaining in dispute to the Neutral Auditor. Upon such election, Buyer and Seller will direct the Neutral Auditor to render a determination within forty-five (45) days of its retention, and Buyer and Seller will cooperate with the Neutral Auditor during its engagement. The Neutral Auditor will consider only those items and amounts that Buyer and Seller are unable to resolve; provided that Buyer and Seller shall each be entitled to make a presentation to the Neutral Auditor regarding the items and amounts that they are unable to resolve and neither Buyer nor Seller will meet separately with the Neutral Auditor. In making its determination, the Neutral Auditor shall (i) be bound by the terms and conditions of this Agreement, including Sections 3.3 or 3.4 and this Section 14.1(b), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by Seller or Buyer or that is less than the lowest value for such amount claimed by Seller or Buyer. The determination of the Neutral Auditor will be conclusive and binding upon Seller and Buyer. The costs of the Neutral Auditor shall be split equally between Seller and Buyer.
14.2    Records. Seller shall deliver the Records to Buyer as soon as practicable but in no event later than thirty (30) days after the Closing Date except to the extent such Records are utilized by Seller in providing services pursuant to the Transition Services Agreement which in such case Seller shall deliver such Records to Buyer as soon as practicable but in no event later than ten (10) Business Days after the termination of the last services under the Transition Services Agreement. Seller may retain copies of the Records, and Seller shall have the right to review and copy the Records, during standard business hours and at Seller’s expense upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all Laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four (4) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

14.3    Possession/Operations After Closing. Seller agrees to transfer possession of the Assets to Buyer at the Closing. All operations in respect of the Assets performed by Seller after the Closing Date shall be pursuant to the Transition Services Agreement.
14.4    Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transactions, including, if requested by Buyer, the conveyance or assignment of any Asset that is generally described in Article 2 and would have otherwise been conveyed to Buyer except for the fact that it was not specifically listed on the Exhibits.
14.5    Payment of Certain Expenses Due and Payable After the Closing Date.
(a)    Buyer shall pay, as and when due, utility bills that are due and payable after the Closing Date, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Seller shall pay, as and when due, utility bills that are due and payable prior to the Closing Date, and Buyer shall reimburse Seller, pursuant to the Final Settlement Statement or otherwise, for any amounts under such bills attributable to any period on or after the Effective Time.
(b)    If a Party makes any payment to a Third Party pursuant to an Assigned Contract and either (i) such payment is made or the Liability incurred is in respect of work to be performed, services provided or goods delivered during the Interim Period or (ii) the Effective Time occurs between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment or such Liability in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of and shall be paid by Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of and shall be paid by Buyer.
14.6    Proceeds and Invoices for Property Costs Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for, or Property Costs or Taxes paid by, one Party for or on behalf of the other Party with respect to the Assets which were not already included in and settled by the Final Settlement Statement, shall be settled as follows:
(a)    Proceeds. Any proceeds received by Buyer with respect to the ownership, operation or use of the Assets or performance of the Assigned Contracts prior to the Effective Time shall be remitted or forwarded to Seller. Any proceeds received by Seller with respect to the ownership, operation or use of the Assets or performance of the Assigned Contracts after the Effective Time shall be forwarded to Buyer.
(b)    Property Costs. Invoices for Property Costs received by Buyer that relate to the period of time prior to the Effective Time shall be forwarded to Seller, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Costs received by Seller that relate to the period of time after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer. Any invoices for Property Costs received by Buyer or Seller that relate to the period of time both prior to and after the Effective Time shall be paid by the Party that receives such invoices, and the portion of such Property Costs for which such Party is not responsible shall be invoiced by the receiving Party to the other Party under this Agreement.
(c)    Taxes. If any Party pays Taxes and such payment includes the other Party’s share thereof determined under this Agreement, the other Party will, as promptly as practicable, and in any event within five (5) Business Days, following delivery to it of written notice thereof, accompanied by reasonably detailed supporting documentation, reimburse such Party for its share of such Taxes.
14.7    Post-Closing Confidentiality. Subject to Section 16.5, during the two-year period after the Closing Date, Seller shall, and shall cause its Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective representatives to hold, in confidence all information, whether written or oral, that primarily relates to the Assets or the performance of the Assigned Contracts, except to the extent that Seller can show that such information (a) is generally available to or known by the public through no fault of Seller, any of its Affiliates, or their respective representatives, (b) is lawfully acquired by Seller, any of its Affiliates, or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is independently developed by Seller without reference to such information. If Seller or any of its Affiliates or their respective representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of any Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed.
ARTICLE 15
INDEMNIFICATION
15.1    Survival. All representations and warranties of the Parties contained in this Agreement will survive the Closing until the later of (y) the date that is twelve (12) months after the Closing Date or (z) December 31, 2017, except that (a) the Seller Fundamental Representations and the Buyer Fundamental Representations will survive until the expiration of the maximum period of time allowed by Section 8106(c) of Title 10 of the Delaware Code, (b) the representations and warranties contained in Section 7.7 (Environmental Matters) will survive until the date that is eighteen (18) months after the Closing Date, and (c) the representations and warranties contained in Sections 6.6 (Tax Matters) and 7.8 (Taxes) will survive until the date that is thirty (30) days following expiration of the applicable statute of limitations. All covenants and agreements contained in this Agreement (other than covenants or agreements that by their express terms are to be performed or complied with at or prior to the Closing, which will survive for one hundred eighty (180) days following the Closing Date) will survive the Closing until fully performed in accordance with their respective terms. Neither Party will have any Liability for indemnification claims made under this Article 15 with respect to any such representation, warranty, covenant or agreement unless a Claim

Notice with respect thereto is given to such Party in accordance with Section 15.5(b) prior to the expiration of any applicable survival period for such representation, warranty, covenant or agreement, as the case may be.
15.2    Seller’s Indemnification of Buyer. Subject to the other provisions of this Article 15, from and after Closing, Seller shall, as set forth below, indemnify and defend Buyer, its Affiliates, and the officers and directors (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of Buyer and its Affiliates and their respective successors (each, a “Buyer Indemnified Party”) against and agree to hold each Buyer Indemnified Party harmless from any and all Losses incurred or suffered by such Buyer Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

(i)	any breach as of the Execution Date or as of the Closing of any representation or warranty of Seller contained in this Agreement, the Transaction Certificates or the Conveyances;

(ii)	any breach or any non-fulfillment of any covenant or agreement on the part of Seller contained in this Agreement;

(iii)
all Liabilities for (A) Taxes attributable to the Assets for (x) any taxable period ending on or prior to the day before the Closing Date or (y) any Pre-Closing Straddle Period, including all Ad Valorem Taxes payable by Seller under Section 10.2 and (B) Transfer Taxes payable by Seller under Section 10.1; provided, that the amount of such Liabilities shall be reduced by the amount of Ad Valorem Taxes and Transfer Taxes taken into account as a reduction in the determination of the Final Purchase Price and amounts of such Taxes otherwise paid by Seller under Section 10.1, Section 10.2, or Section 14.6(c);

(iv)	Retained Environmental Liabilities;

(v)	Retained Non-Environmental Liabilities;

(vi)	any Indebtedness of Seller or its Affiliates; and

(vii)	any Excluded Asset.
15.3    Buyer’s Indemnification of Seller. Subject to the other provisions of this Article 15, from and after Closing, Buyer shall indemnify and defend Seller, its Affiliates, and the officers and directors (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of Seller and its Affiliates and their respective successors (each, a “Seller Indemnified Party”) against, and agrees to hold each Seller Indemnified Party harmless from, any and all Losses incurred or suffered by such Seller Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

(i)	any breach as of the Execution Date or as of the Closing of any representation or warranty of Buyer contained in this Agreement, the Transaction Certificates or the Conveyances;

(ii)	any breach or any non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement;

(iii)	the Assumed Liabilities; and

(iv)
all Liabilities for (A) Taxes attributable to the Assets for (x) any taxable period beginning on or after the Closing Date or (y) any Post-Closing Straddle Period, including all Ad Valorem Taxes payable by Buyer under Section 10.2 and (B) Transfer Taxes payable by Buyer under Section 10.1; provided, that the amount of such Liabilities shall be reduced by the amount of Ad Valorem Taxes and Transfer Taxes taken into account as an increase in the determination of the Final Purchase Price and amounts of such Taxes otherwise paid by Buyer under Sections 10.1, 10.2, or 14.6(c); provided, further, that such Liabilities shall not include any Liability for (A) Taxes resulting from the consummation of the transactions contemplated by this Agreement (other than Transfer Taxes and Ad Valorem Taxes), including income Taxes of Seller resulting from the sale of the Assets to Buyer, or (B) Taxes (if any) otherwise described in this paragraph (iv) for which Seller is indemnifying Buyer under Section 15.2.

15.4    Indemnification Limitations. Notwithstanding the foregoing or anything in this Agreement to the contrary, after the Closing:
(a)    Seller Thresholds, Deductibles and Caps.
(i)    No Buyer Indemnified Party seeking indemnification pursuant to Section 15.2(i) shall make any claim for, or be entitled to, indemnification from Seller with respect to a matter involving less than two hundred fifty thousand dollars ($250,000) (the “De Minimis Amount”) of Losses arising out of the same occurrence or matter or any series of related occurrences or matters;
(ii)    no indemnification shall be payable by Seller pursuant to Section 15.2(i) to any Buyer Indemnified Party unless and until the total of all Losses (excluding all Losses not exceeding the De Minimis Amount) for which Seller would otherwise have an indemnification obligation pursuant to Section 15.2(i) exceeds one million dollars ($1,000,000) in the aggregate (the “Deductible Amount”), whereupon the Buyer Indemnified Parties may claim indemnification for the amount of such claims, or portion thereof, in excess of the Deductible Amount but in no event shall such claims include the De Minimis Amounts;
(iii)    in no event shall the Buyer Indemnified Parties recover from Seller pursuant to Section 15.2(i) an aggregate amount greater than five million dollars ($5,000,000) (the “Seller Indemnity Cap”);

(iv)    notwithstanding the preceding to the contrary, the limitations on Seller’s indemnification obligations set forth in Sections 15.4(a)(i), 15.4(a)(ii) and 15.4(a)(iii) shall not apply to Losses resulting from (A) any breach by Seller of the Seller Fundamental Representations or the representations and warranties set forth in Section 6.6 (Tax Matters), Section 7.8 (Taxes) or the Conveyances or (B) Fraud by Seller in the negotiation, execution or performance of this Agreement;
(v)    in no event shall the aggregate liability of Seller for indemnification of the Buyer Indemnified Parties under Section 15.2 exceed the Base Price, as adjusted, actually received by Seller; provided, that the limitations on Seller’s indemnification obligations set forth in this Section 15.4(a)(v) shall not apply to Losses (A) indemnifiable under Sections 15.2(iii), 15.2(vi), or 15.2(vii), or (B)  resulting from Fraud by Seller in the negotiation, execution or performance of this Agreement; and
(vi)    in no event shall any Buyer Indemnified Party be entitled to recover or obtain payment, reimbursement, restitution or indemnity against an Indemnifying Party more than once in respect of any one Loss or related group of Losses.
(b)    Calculation of Losses.
(i)    For purposes of determining whether a breach has occurred in connection with a claim for indemnification under this Article 15 for breaches of representations and warranties, each of the representations and warranties herein that contains any qualifications as to “material” or “Material Adverse Effect” will be determined with regard to such “material” or “Material Adverse Effect” qualifier contained in the terms of such representation and warranty; provided, however, that if the representation or warranty is breached (after taking into consideration such “material” or “Material Adverse Effect” qualifier) then the calculation of the amount of Losses arising out of such breach will be determined without regards to such “material” or “Material Adverse Effect” qualifier (except with respect to the term “Material Agreements” which shall be read without excluding such qualification for purposes of this Section 15.4(b)).
(ii)    Losses subject to indemnification under this Article 15 shall be reduced by any amounts recovered prior to indemnification under this Article 15 by an Indemnified Party under insurance policies or from Third Parties with respect to such Losses, in each case net of any out-of-pocket costs incurred in connection with such recovery that are not reimbursed or paid for under such insurance policies or from Third Parties. In the event an Indemnified Party recovers under insurance policies or from Third Parties any amount in respect of a Loss for which such Indemnified Party was previously indemnified pursuant to Section 15.2 or Section 15.3, as applicable, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of the out-of-pocket costs incurred by such Indemnified Party in procuring such recovery that are not reimbursed or paid for under such insurance policies or from Third Parties) but only to the extent the net amount so recovered under such insurance policies or from Third Parties when added to the amounts previously paid to such Indemnified Party for such Loss pursuant to Section 15.2 or Section 15.3, as applicable, exceeds the full amount of the Loss incurred by the Indemnified Party.
(iii)    Losses subject to indemnification under this Article 15 for a matter that was also the subject of a post-Closing adjustment pursuant to Section 14.1 shall be adjusted accordingly, such that neither Party shall be entitled to make duplicative recoveries against a Party with respect to a Loss.
(c)    Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate the amount and nature of Losses suffered by such Person after becoming aware of such Loss.
(d)    Limitation on Damages. FROM AND AFTER THE CLOSING NEITHER BUYER NOR SELLER SHALL BE LIABLE TO SELLER OR BUYER, RESPECTIVELY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, SPECULATIVE, REMOTE, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, BUSINESS INTERRUPTIONS, DIMINUTION IN VALUE OR MULTIPLES OF EARNINGS DAMAGES OR ANY OTHER DAMAGES BASED ON ANY TYPE OF MULTIPLE; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF BUYER AND SELLER TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND BUYER, RESPECTIVELY, AGAINST (I) CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING THIRD PARTY CLAIMS FOR ANY OF THE FOREGOING TYPES OF DAMAGES, (II) CLAIMS OF FRAUD OR (III) CLAIMS FOR BREACH OF SECTIONS 9.7 OR 14.7.
15.5    Procedure. The indemnifications contained in Sections 15.2 and 15.3 shall be implemented as follows:
(a)    Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Person.
(b)    Claim Notice. The Person seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the Party or Parties responsible hereunder to indemnify the Indemnified Party (“Indemnifying Party” or “Indemnifying Parties”), which Claim Notice shall provide to the extent then reasonably known by such Indemnified Party: (i) the amount of each payment claimed by an Indemnified Party to be owing and (ii) the basis for such Claim, with supporting documentation. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established pursuant to Section 16.7, whichever last occurs.

(c)    Information. If the Indemnified Party receives written notice of a Claim or Legal Action that may result in a Loss for which indemnification may be sought under this Article 15 (a “Third Party Claim”), the Indemnified Party shall endeavor to give written notice of such Third Party Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Third Party Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Third Party Claim (to the extent only that such Third Party Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that the Indemnifying Party shall not have the right to assume control of the Claim if, in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to the Indemnified Party that are materially different from or additional to those available to the Indemnifying Party, or (ii) a conflict of interest between the Indemnified Party and the Indemnifying Party exists in respect of such Claim that would make representation of the Indemnified Party and the Indemnifying Party impermissible under applicable standards of professional conduct, and in either of those events the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be paid by such Indemnifying Party; provided, further, however, that any settlement of the Third Party Claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent, not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control, (y) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (z) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Third Party Claim. In the absence of such an election, the Indemnified Party will use its reasonable best efforts to defend, at the Indemnifying Party’s expense, any Third Party Claim or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above or fails to diligently defend such defense, the Indemnified Party may settle the Third Party Claim, in its reasonable discretion, at the Indemnifying Party’s expense (subject to it being agreed or determined pursuant to Section 16.7 that the Indemnifying Party has an indemnification obligation with respect thereto). If such a Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Third Party Claim or any Party’s position with respect to such Third Party Claim.
15.6    No Insurance; Subrogation. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.
15.7    Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.
15.8    Express Negligence. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL VIOLATION OF APPLICABLE LAW) OF ANY INDEMNIFIED PARTY, OR (B) STRICT LIABILITY. THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
15.9    Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 15 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.
15.10    Exclusive Remedies. If the Closing occurs, the indemnity obligations set forth in this Article 15 and the rights to specific performance and equitable remedies contemplated in Section 16.12 shall, in the absence of Fraud in the negotiation, execution, or performance of this Agreement, be the exclusive remedies for the Parties for the breach of any representation, warranty, covenant or agreement contained in this Agreement, the Transaction Certificates or the Conveyances or any Claim arising out of, resulting from or related to the Transactions, other than the Ancillary Agreements (which shall be subject to the remedies set forth therein between the parties thereto).
ARTICLE 16
MISCELLANEOUS
16.1    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transactions shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.
16.2    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile transmission or electronic mail, when received with confirmation of receipt, if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours, (c) if mailed, three (3) Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one Business Day after sending. All notices shall be addressed as follows:

If to Seller:	Whiting Oil and Gas Corporation
1700 Broadway, Suite 2300
Denver, CO 80292
Attention: M. Scott Regan
Fax: 303-490-4910
E-mail: scott.regan@whiting.com

If to Buyer:	QEP Field Services, LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
Attention: General Counsel
Fax: 210-745-4659
E-Mail: Kim.Rucker@tsocorp.com
Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
16.3    Amendments/Waiver. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
16.4    Assignment. Neither Party shall assign all or a portion of its rights and obligations under this Agreement without the written consent of the other Party; provided, however, that each of Buyer and, following the Closing, Seller may assign this Agreement and any or all rights or obligations hereunder to any of their respective Affiliates only to the extent that: (a) such assigning Party will remain liable for its obligations hereunder and (b) the permitted assignee agrees in writing to assume the liabilities and obligations of such assigning Party under this Agreement. The references in this document to such assigning Party will also apply to its permitted assignee unless the context otherwise requires. Upon any such permitted assignment, the references in this Agreement to such assigning Party will also apply to any such assignee unless the context otherwise requires. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
16.5    Press Releases and Public Announcements. Notwithstanding Section 14.8 or any language to the contrary in the Confidentiality Agreement, each Party may issue press releases or make public announcements relating to the Transactions following consultation with and notifications to the other Party, including any public disclosure such Party believes in good faith is required by applicable Laws or any listing or trading agreement concerning its or its parent’s publicly-traded securities. Additionally, any Party or its parent shall be permitted in the context of public or private financing or otherwise to disclose prior to the Closing the details of and information regarding the Transactions to securities regulators and stock exchanges, its advisors (including underwriters and their counsel), financial institutions, potential investors, and their respective advisors, and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.
16.6    Counterparts/Fax Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.
16.7    Governing Law/Venue.
(a)    This Agreement and the Transactions shall be construed in accordance with, and governed by, the Laws of the State of Delaware except to the extent that the subject matter of the dispute involves the validity or conveyance of, or any representations and warranties with respect to, the Real Property and the Easements in which case the Law of the jurisdiction in which such Real Property and Easements are located shall apply to the limited extent necessary to resolve the validity or conveyance of, or any representations and warranties with respect to, the Real Property and the Easements.
(b)    The Parties agree to submit to the exclusive jurisdiction of any federal or state court sitting in Denver, Colorado, for purposes of all legal disputes or proceedings arising out of or relating to this Agreement or the obligations contemplated hereby, and agree that such courts shall be the exclusive forum resolving any dispute or controversy under or with respect to this Agreement. The Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of the venue or any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Party further agrees that it will not bring suit with respect to any disputes based upon, arising out of or related to this Agreement or the Transactions in any court other than in Denver, Colorado. The preceding sentence will not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction.
(c)    THE PARTIES AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BASED ON, ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16.8    Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and the Confidentiality Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.
16.9    Knowledge. The “Knowledge” of a Party shall mean, for purposes of this Agreement, the actual knowledge, with respect to Seller and Buyer, only of the persons listed on Schedule 16.9. “Actual knowledge” for purposes of this Section 16.9 means information actually personally known by such identified persons without any duty of inquiry.
16.10    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.
16.11    No Third-Party Beneficiaries. Except as expressly provided in Article 15 this Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns and there are no other Third Party beneficiaries to this Agreement.
16.12    Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement may give rise to irreparable harm for which monetary damages may not be an adequate remedy. Accordingly, subject to the provisions of Section 12.3, (a) the Parties acknowledge and agree that in the event of any breach or threatened breach by Seller or Buyer of any of their respective covenants or obligations set forth in this Agreement, Seller and Buyer shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and (b) Seller and Buyer hereby agree not to raise any objection to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by Seller or Buyer and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
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The Parties have executed this Agreement as of the date first above written.

SELLER:

Whiting Oil and Gas Corporation

By:	/s/ James J. Volker
James J. Volker, Chairman, President & CEO

BUYER:

QEP Field Services, LLC
By:	/s/ Phillip M. Anderson
Phillip M. Anderson, President

Signature Page to Belfield Water Purchase and Sale Agreement